     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2000
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                INTELISPAN, INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             WASHINGTON                                          7379                                            91-1738902
    (STATE OR OTHER JURISDICTION                      (PRIMARY STANDARD INDUSTRIAL                           (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)                    CLASSIFICATION CODE NUMBER)                          IDENTIFICATION NO.)

                       2151 EAST BROADWAY ROAD, SUITE 211
                              TEMPE, ARIZONA 85282
                                 (480) 446-3200
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------

                                 JAMES D. SHOOK
                 VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY
                       2151 EAST BROADWAY ROAD, SUITE 211
                              TEMPE, ARIZONA 85282
                                 (480) 446-3200
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                 ---------------
                                   COPIES TO:

                              ROBERT S. KANT, ESQ.
                              JEAN E. HARRIS, ESQ.
                              SCOTT K. WEISS, ESQ.
                            GREENBERG TRAURIG, L.L.P.
                               ONE EAST CAMELBACK
                           PHOENIX, ARIZONA 85012-1656
                                 (602) 263-2300
                                 ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | |

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                 Proposed
              Title of Each                                       Maximum             Proposed
                 Class Of                                        Offering              Maximum
                Securities                    Amount To Be         Price         Aggregate Offering                Amount Of
             To Be Registered                  Registered        Per Unit             Price(1)                 Registration Fee
------------------------------------------- ------------------ -------------- -------------------------- -------------------------
Common Stock, par value $.0001 ...........  1,420,000 Shares       $3.03             $4,304,375                    $1,136.36
=========================================== ================== ============== ========================== =========================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                      SUBJECT TO COMPLETION JANUARY 7, 2000

PROSPECTUS

                        1,420,000 SHARES OF COMMON STOCK

                                INTELISPAN, INC.

         Certain shareholders of Intelispan, Inc. are offering for sale up to 1,420,000 shares of common stock under this prospectus relating to the following:

         - 1,280,000 shares of common stock that shareholders have the right to acquire upon conversion of Series A of our preferred stock,

         - 108,000 shares of common stock that were issued in January 1999 in connection with an investor relations agreement, and

         - 32,000 shares of common stock that may be sold upon exercise of warrants that were issued in June 1998 in connection with another investor relations agreement.

         The selling shareholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling shareholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock. The selling shareholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

         We will not receive any of the proceeds of sales by the selling shareholders. Securities laws and Securities and Exchange Commission regulations may require the selling shareholders to deliver this prospectus to purchasers when they resell their shares of common stock.

         Our common stock is traded on the NASD over-the-counter bulletin board, or OTCBB, under the symbol "IVPNE." On January 6, 2000, the last sale price of the common stock as reported on Nasdaq was $3.00 per share. BECAUSE WE ARE NOT AND WILL NOT BE A REPORTING COMPANY UNDER THE FEDERAL SECURITIES LAWS ON JANUARY 12, 2000, WE BELIEVE OUR COMMON STOCK WILL NO LONGER BE ELIGIBLE FOR QUOTATION ON THE OTCBB AFTER THAT DATE.

                            -------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS _____________, 2000.

                                     SUMMARY

         The following summary is qualified in its entirety by more detailed information appearing elsewhere in this prospectus. This prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of the factors set forth herein and elsewhere in this prospectus, including those set forth under "Risk Factors." You should read the entire prospectus carefully before making an investment decision.

                                   OUR COMPANY

INTRODUCTION

         We provide complete and seamless network solutions that enable secure and efficient business-to-business communications through virtual private networks, or VPNs, and the Internet. These solutions include providing secure network connectivity on a metered basis together with public key infrastructure, or PKI, -based authentication service and e-commerce transaction management services. We believe we differentiate our services by integrating complex technologies to create our own branded network services.

         Our principal network services for secure business-to-business communication currently include the following:

         -        exSPANd VPN, a VPN utilizing private IP addresses;

         -        exSPANd INT, a VPN utilizing public IP addresses;

         - exSPANd-PKI, a premium network service that utilizes PKI user authentication; and

         - TradeSPAN, a premium network service that incorporates Java software for electronic document exchange over IP networks, including legacy Electronic Data Interchange, or EDI, and other digital file formats.

OUR MARKET OPPORTUNITY AND STRATEGY

         Infonetics Research reports that the VPN market was $205 million in 1997 and is estimated to grow to $12 billion by the end of 2001. The Gartner Group predicts that by 2003, more than 137 million users worldwide, including one-third of the U.S. work force, will be engaging in some form of remote access. We believe the following are key driving forces behind our current market opportunity:

         -        the growth of business-to-business e-commerce,

         -        the increasing demand for network security,

         -        the increase in remote access computing,

         - the increasing demand for cost-efficient outsourced network services, and

         - the adoption of centrally managed and distributed software application business models.

         Our goal is to be a leading single-source provider of network solutions that enable secure and efficient business-to-business communication through VPNs and the Internet. Key elements of the strategy to achieve this goal include the following:

         - targeting small- and medium-sized businesses through resellers, system integrators, and strategic relationships;

         - building a direct sales force and developing a marketing campaign to target specific industries with the greatest perceived demand for our services, such as healthcare and financial services;

         - increasing brand awareness through an aggressive media campaign;

         - continuing to pursue strategic relationships in order to acquire technologies and service offerings to complement and expand existing service offerings;

         - providing high-quality service and responsiveness to customers; and

         - pursuing strategic acquisitions to enhance our technology portfolio, expand product offerings, and build our distribution channels.

RECENT DEVELOPMENTS

         In November 1999, we announced the appointment of Travis Lee Provow, a director of our company since August 1998, as our Chief Executive Officer, effective January 1, 2000. Mr. Provow served as Chief Operating Officer of Slingshot Networks, LLC and has more than 18 years of network experience. Mr. Provow was a founder of GridNet International, Inc., the network backbone of our VPN solution, which was sold to MCI WorldCom in 1997. Prior to founding GridNet, Mr. Provow held several domestic and international technical, marketing, product management, and strategic planning positions with NCR, now AT&T Global Information Services, from 1981 to 1995.

         During January 2000, Maurice J. Gallagher, Jr. will become the Chairman of the Board of Directors of our company. Mr. Gallagher is the Chairman of the Board of Directors of MGC Communications, Inc., which he was instrumental in organizing. Mr. Gallagher is also a founder and Chairman of BankServ, Inc., a private payments company specializing in ACII and wire transfers via FED payment systems founded in 1996. Mr. Gallagher also served as a director of PurchasePro.com Inc. during 1998 and 1999. Mr. Gallagher co-founded ValuJet Airlines, Inc. in 1993 and served as director of that company from 1993 until November 1997. Mr. Gallagher held prior positions with ValuJet from 1993 to 1994, including Chief Financial Officer, and served as Vice Chairman of its board of directors from 1994 to 1997. Prior to co-founding ValuJet, Mr. Gallagher was a founder and President of WestAir Holding, Inc., a commuter airline headquartered in Fresno, California. WestAir was sold to Mesa Airlines in June 1992, and Mr. Gallagher was a member of the Mesa board of directors from June 1992 through March 1993.

         During December 1999 and January 2000, we offered units in a private placement to accredited investors. Each unit consists of 133,333 shares of common stock and a warrant to purchase 66,667 shares of common stock at an exercise price of $0.75 per share. The maximum offering consists of 250 units and the units are being offered by a placement agent. We granted the placement agent the right to sell an additional 50 units to cover any over-allotments. In connection with the offering, the placement agent will receive, among other things, seven-year warrants to purchase 33.33% of the shares of common stock included in the units sold and issuable upon exercise of the warrants included in the units sold. As of the date of this filing, we have sold approximately 140 units, and have received approximately $10.9 million in net proceeds from this offering. We expect that additional units will be sold subsequent to the date of this filing. If the maximum offering is sold in the private placement, we will raise approximately $22.0 million. Prior to the offering, designees of the placement agent made available to us approximately $595,000, evidenced by bridge notes that were converted into units in the offering. In connection with the bridge notes, we issued to designees of the placement agent bridge warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.01 per share. The holders of the bridge warrants exercised the warrants prior to the first closing of the private placement.

OUR OFFICES

         Our principal offices are located at 2151 East Broadway Road, Suite 211, Tempe, Arizona 85282, telephone (480) 446-3200, facsimile (480) 446-3232.

                                  THE OFFERING

Securities offered by the selling
shareholders..........................   1,420,000 shares of common stock

Common stock currently
outstanding...........................   47,471,832 shares

Use of Proceeds.......................   We will not receive any of the proceeds
                                         of sales by the selling shareholders.

Risk Factors..........................   Investors should carefully consider the
                                         factors discussed under "Risk Factors."

OTCBB symbol..........................   IVPNE

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                       YEAR ENDED                 NINE MONTHS ENDED
                                                                       DECEMBER 31,                  SEPTEMBER 30,
                                                                       ------------                  -------------
                                                                  1997            1998            1998          1999
                                                                  ----            ----            ----          ----
                                                                                                     (unaudited)
STATEMENT OF OPERATIONS DATA:
 Revenue.................................................    $     11,303    $    129,596     $   69,766    $  485,627
 Gross profit (loss).....................................          (4,535)         (4,047)        (4,204)       94,162
 Loss from operations....................................        (681,539)     (5,928,716)    (4,154,971)   (3,617,602)
 Net loss................................................        (572,608)     (5,210,560)    (3,687,706)   (3,635,324)
 Net loss per common share - basic and diluted...........    $      (0.06)   $      (0.32)    $    (0.22)   $    (0.19)
 Weighted average number of common shares outstanding....      10,337,094      16,334,670     17,135,181    18,964,816

BALANCE SHEET DATA:                                                                                AS OF
                                                                                             SEPTEMBER 30, 1999
                                                                                             ------------------
                                                                                                (unaudited)
  Working capital deficit...........................................................           $ (2,239,862)
  Total assets......................................................................              2,020,089
  Total debt........................................................................              1,616,987
  Shareholders' deficit.............................................................             (1,073,428)

                                  RISK FACTORS

         An investment in common stock involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this prospectus, before purchasing any of our common stock.

OUR COMMON STOCK WILL NO LONGER BE ELIGIBLE FOR QUOTATION ON THE NASD BULLETIN BOARD IN JANUARY 2000.

         Our common stock is currently quoted on the OTCBB operated by the NASD. On December 10, 1999, the OTCBB changed our symbol from "IVPN" to "IVPNE" after an initial evaluation by the OTCBB for compliance with the OTCBB eligibility rule. The trading symbols of securities whose issuers were not deemed compliant at that time with the OTCBB Eligibility Rule, including ours, were appended with an "E."

         The OTCBB eligibility rule provides that no issuer may be quoted on the OTCBB unless it is required to make current filings pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. We will not meet this requirement by our required compliance date of January 12, 2000 and will no longer be eligible for quotation on the OTCBB after that date unless we are able to secure a waiver. If our common stock is no longer quoted on the OTCBB, we believe our common stock may be published in the "pink sheets," which does not provide real time quotes. As a result, we believe investors will have significantly less liquidity, limited availability of quotations, and more difficulty purchasing and selling our common stock, all of which could have a material adverse effect on the market price of our common stock. No assurance can be given when, if ever, we will meet the OTCBB qualifications to permit our common stock to be quoted on the OTCBB.

WE HAVE INCURRED SUBSTANTIAL LOSSES, AND OUR INDEPENDENT PUBLIC ACCOUNTANTS HAVE ISSUED A QUALIFIED OPINION ON OUR FINANCIAL STATEMENTS.

         We have generated limited revenue, have incurred substantial losses since our inception, and currently are experiencing a substantial cash flow deficiency from operations. We expect to incur substantial additional losses for the foreseeable future. We incurred net losses of approximately $573,000 during 1997, approximately $5.2 million during 1998, and approximately $3.7 million during the nine months ended September 30, 1999. As of September 30, 1999, we had a working capital deficit of approximately $2.2 million, an accumulated deficit of approximately $9.4 million, and a shareholders' deficit of approximately $1.1 million. Our ability to generate significant revenue is uncertain, and we may never achieve profitability. In addition, we intend to continue to fund the working capital needs and operating losses of Contego LLC, our early-stage 66.8% owned subsidiary that supplies the software on which we base our exSPANd-PKI service. The report by our independent public accountants on our financial statements for the year ended December 31, 1998 states that our losses, cash flow deficits, and other factors raise substantial doubt about our ability to continue as a going concern.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

         We began to introduce our products and services during 1998. We have generated extremely limited revenue and have a very limited operating history on which you can evaluate our potential for future success. You should evaluate our company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. These risks include the following:

         -        lack of sufficient capital,

         - unanticipated problems, delays, and expenses relating to product development and implementation,

         -        lack of intellectual property,

         -        licensing and marketing difficulties,

         -        competition,

         -        technological changes, and

         -        uncertain market acceptance of our products and services.

         As a result of our limited operating history, our plan for rapid growth, and the increasingly competitive nature of the markets in which we operate, our historical financial data is of limited value in anticipating future revenue and operating expenses. Our planned expense levels will be based in part on our expectations concerning future revenue, which is difficult to forecast accurately based on our stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, business development and marketing expenses may increase significantly as we expand operations. To the extent that these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results, and financial condition may be materially and adversely affected.

UNLESS OUR SHAREHOLDERS APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE COMMON STOCK AUTHORIZED FOR ISSUANCE, WE WILL NOT HAVE SUFFICIENT AUTHORIZED COMMON STOCK TO ISSUE TO ALL HOLDERS OF WARRANTS.

         Assuming the maximum offering is sold in our private placement during December 1999 and January 2000, we will issue to investors in the private placement warrants to purchase approximately 20,000,100 shares of common stock at an exercise price of $0.75 per share. We will not have sufficient authorized shares of common stock to permit full exercise of the warrants. As a result, until such time as we have sufficient authorized shares of common stock to permit exercise of all the warrants, the holders of these warrants will only be entitled to exercise warrants to purchase approximately 16% of the shares of common stock otherwise issuable pursuant to the warrants. Specifically, we will have 3,145,562 shares of common stock available for exercise of the warrants from the total 20,000,100 shares of common stock issuable upon exercise of the warrants. The Board of Directors has approved an amendment to our articles of incorporation to increase the number of shares of common stock to an amount sufficient for the exercise of the warrants. Before the amendment becomes effective, we must obtain approval from 66 2/3% our shareholders at a special shareholders' meeting. We have scheduled a shareholders' meeting during January 2000 to approve the amendment. Peter Nelson, our Vice Chairman and a principal shareholder of our company, has agreed to vote his approximately 4,400,000 shares of common stock in favor of the amendment. There can be no assurance, however, that the shareholders will approve the amendment. The inability of the warrant holders to exercise a portion of their warrants would deprive the holders of the value of the warrants and could have a material adverse effect on the market price of the common stock. Moreover, the inability to exercise the warrants will reduce the funds available to us and could result in litigation against us by warrant holders.

WE DEPEND ON OUR SENIOR MANAGEMENT TEAM AND KEY EMPLOYEES.

         Our success depends to a large degree upon the skills of our senior management team and current key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical and financial personnel. We may be unable to retain our existing key personnel or attract and retain additional key personnel. We depend particularly upon the following key executives: Travis Lee Provow, Chief Executive Officer and President; Peter Nelson, founder and Vice Chairman of the Board; Ronald Loback, Chief Operating Officer; Scot Brands, Chief Financial Officer; and Kent Dallas, Vice President of Network Technologies. Although we have an employment agreement with Mr. Nelson and are currently negotiating an employment agreement with Mr. Provow, we do not have any other employment contracts with our other employees. We do not maintain key person life insurance for any of our officers or key employees. We also do not require our executives or our employees to enter non-competition agreements with us, and those executives or employees could leave our company to form or join a competitor. The loss of any of our key executives, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business.

WE DEPEND ON KEY CONTRACTUAL RELATIONSHIPS.

         We enter into licensing, strategic, and other similar contractual relationships under which we utilize proprietary technology and incorporate key products and services into our customer solutions. We currently depend to a great extent upon six key agreements:

         - a reseller agreement with GridNet via MCI WorldCom that enables us to provide exSPAND VPN;

         - a technology supply agreement between our majority-owned Contego, LLC subsidiary and Baltimore Technologies, plc;

         - a strategic alliance agreement between Contego and GridNet permitting the integration of Contego's product in the GridNet network;

         - a supply agreement with Contego that enables us to provide exSPAND-PKI;

         - a software license and distribution agreement with Cyclone Software Corporation that enables us to offer TradeSPAN; and

         - a distributor agreement with Altiga Networks that enables us to offer exSPANd-INT.

         If any of these relationships are terminated, expired, or breached, or if any of the parties to these agreements ceases operations or stops offering its product or service, our operations would likely be materially impacted. Further, any changes to the offerings provided by these third parties under these agreements may require us to change or re-engineer our own services, which will likely cause a material disruption of our business. In any of such cases, there is no assurance that we would be able to timely modify our services or to replace any of the services on favorable terms or at all.

WE FACE RISKS ASSOCIATED WITH OUR SUPPLY AGREEMENT WITH GRIDNET.

         The GridNet private IP network provides the network service backbone for the majority of our products through an agreement with MCI WorldCom. Under the agreement, we have a $100,000 monthly minimum usage commitment to MCI WorldCom. As of the date of this prospectus, we owe approximately $500,000 under this agreement. In November 1999, MCI WorldCom informed us, however, that it would suspend the required payment of our monthly minimum usage commitment. We continue to accrue the $100,000 monthly minimum usage commitment under this agreement, and all amounts payable under this agreement will be due to MCI WorldCom upon 30 days' notice to our company. We may not have cash available to pay amounts owed to MCI WorldCom if MCI WorldCom requires the payment. Under the agreement, MCI WorldCom can eliminate its service offerings, including the IntraConnect service, upon 60 days' notice to our company. If MCI WorldCom terminates the IntraConnect service, we would have to find an alternative network to provide our products and services to customers. Even if we located an alternate network, an agreement may not be reached on terms that are acceptable to us and the terms and the time required to migrate our offerings to an alternative network could materially and adversely affect our business. In addition, MCI WorldCom has notified us that it is currently changing the network configuration and technology infrastructure underlying its services. These changes likely will require us to re-engineer our product offerings to adapt to these changes and may require us to reposition our offerings in the market. There can be no assurance that this re-engineering will be possible, successful, or cost effective.

WE DEPEND UPON LICENSED TECHNOLOGY FROM THIRD PARTIES.

         We deal in technically complex products, including advanced and patented encryption technology. We do not have any patents or copyrights for the technology we utilize. Instead, we license most of the technology integral to our business from third parties. Our commercial success will depend in part on this licensed technology not infringing the proprietary rights of others and our not breaching technology licenses that cover technology we use in our business. It is uncertain whether any third-party patents will require us to utilize or develop alternative technology, alter our products or services, obtain alternative licenses, or cease activities that infringe on third-parties' intellectual property rights. We may not be able to obtain any additional required licenses on commercially favorable terms, if at all. Our inability to acquire any third-party product licenses, or to integrate the related third-party products into our products and services, could result in delays in product development unless and until equivalent products can be identified, licensed, and integrated. We also expect to require new licenses in the future as our business grows and technology evolves. Existing or future licenses may not continue to be available to us on commercially reasonable terms. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights.

WE WILL REQUIRE ADDITIONAL CAPITAL TO SUPPORT OUR GROWTH, AND WE HAVE LIMITED EXTERNAL SOURCES OF FINANCING.

         We will not receive any proceeds from this offering. Assuming we sell the maximum number of units in our private placement, we believe that the capital will satisfy our operating capital needs for at least 12 months based upon our currently anticipated business activities. We anticipate incurring substantial losses in the future and will likely require significant additional financing in the future in order to satisfy our cash requirements. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect, particularly if we do not find additional sources of capital. If we do not find additional sources of capital, we may be required to reduce the scope of our business activities until other financing can be obtained. We cannot predict the timing or amount of our capital requirements at this time. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects.

OUR PRODUCTS AND SERVICES MAY NOT EXPERIENCE BROAD MARKET ACCEPTANCE.

         We offer secure business-to-business communications solutions. The market for providing integrated and secure network services is in the early stage of development. It is difficult to predict the rate at which this market will grow, if at all, because this market is relatively new and current and future competitors are likely to introduce competing services or products. Our products and services may not experience broad market acceptance. Any market acceptance for our products and services may not develop in a timely manner or may not be sustainable. New or increased competition may result in market saturation, more competitive pricing, or lower margins. Certain critical issues concerning commercial use of our products and services remain unresolved and may impact the growth of these services. These issues include, among others, the ultimate security and reliability of networks, the ease and cost of access, and the quality of service. Our business, operating results, and financial condition would be materially and adversely affected if the markets for our products and services fail to grow, grow more slowly than anticipated, or become more competitive, or if our products and services are not accepted by targeted customers even if a substantial market develops.

WE MUST BE ABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE.

         The emerging market for our products and services is characterized by rapid technological developments and evolving industry standards. These factors will require us continually to improve the performance and features of our products and services and to introduce new products and services, particularly in response to offerings from our competitors, as quickly as possible. As a result, we will be required to expend substantial funds for and commit significant resources to the conduct of continuing product development. We may not be successful in developing and marketing new products and services that respond to competitive and technological developments and changing customer needs. Any failure by us to anticipate or respond adequately to technological developments, customer requirements, or new design and production techniques or any significant delays in product development or introduction could have a material adverse effect on our operations.

MANAGEMENT AND OTHER PRINCIPAL SHAREHOLDERS ARE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY.

         The current executive officers and directors of our company beneficially own approximately 30.4% of the outstanding common stock, excluding stock options to be granted to three director designees to purchase an aggregate of approximately 450,000 shares. As a result, the executive officers and directors of our company will be able to significantly influence the management and affairs of our company and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of our company, even when such change of control is in the best interests of shareholders. Control by management might adversely affect the market price of the common stock and the voting and other rights of our company's other shareholders.

THE MARKETS FOR BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE, SECURE REMOTE ACCESS, AND STRONG AUTHENTICATION ARE HIGHLY COMPETITIVE.

         Our products and services compete in the secure network access and secure business-to-business communication markets with VPN providers, Value Added Network, or VAN, providers, and Internet EDI providers. The competition in these markets is extremely competitive.

         Competition for our products and services arise from several sources in the VPN market. Most major networking device companies provide or have announced intentions to provide encryption or other secure access through their hardware. This group includes Lucent and Cisco; firewall vendors, such as AXENT (Raptor) and Check Point Software; and modem-pool companies, such as Shiva. Competitors providing a service-based virtual private network include Sprint, AT&T, GTE, IBM, and MCI WorldCom, as well as smaller companies, such as Concentric Networks. In addition, several companies, including Sun Microsystems and Microsoft, provide or have announced their intention to provide software product-based solutions, some of which will be integrated into their operating systems.

         Our products and services compete with different technologies that provide EDI services, including electronic data interchange applications based on value-added networks and other secure document exchange applications. Many existing VANs have strong, long-standing relationships with customers and have demonstrated their ability to deliver a complete solution. Competitors in the VAN EDI marketplace include GE Information Services, Sterling Commerce, IBM, Kleinschmidt, and Harbinger. Some of these companies, together with newer entrants in the market, have introduced Internet-based EDI products and services. We may also compete in this segment with enterprise resource software providers that integrate EDI into their products, such as PeopleSoft, BAAN, SAP, and Oracle.

         Competition may develop from companies providing enhanced user authentication technology that develop products that integrate their technology into a network solution. These companies include Entrust, VeriSign, and Baltimore, which utilize PKI-based technology, and Security Dynamics, ActivCard, and Vasco, which provide non PKI-based network authentication products.

         Although we believe that our products and services will compete favorably in these market segments, we may not maintain a competitive position against current and potential competitors and market acceptance for our products and services has not yet been demonstrated. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed bases, and significantly greater financial, technical, marketing, and sales resources than we possess. As a result, competitors may be able to react more quickly to emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. In addition, certain of our current competitors in particular segments of the security marketplace may broaden or enhance their offerings to provide a more comprehensive solution competing more effectively with our products and services.

OUR BUSINESS RELIES ON THE POPULARITY OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS.

         Our future revenue and any future profits will depend upon the widespread acceptance and use of the Internet and related technologies as an effective medium of business-to-business commerce. The failure of the Internet and related technologies to continue to develop as a commercial or business medium to conduct business-to-business commerce would adversely affect our business, operating results, and financial condition. The market for Internet-based, business-to-business electronic commerce products is relatively new and is evolving rapidly. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as potential slowing growth and use of the Internet in general, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security, and taxation of transactions on the Internet.

SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES.

         A fundamental requirement to conducting Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of the trading communities, or well-publicized security breaches affecting the Internet in general, could deter retailers and manufacturers from conducting electronic transactions that transmit confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, and other developments may result in a compromise or breach of the algorithms we use to protect content and transactions on the trading communities. Anyone that is able to circumvent our security measures could misappropriate proprietary confidential user information or cause interruptions in operations. There may be significant cost requirements to protect against security breaches or to alleviate problems caused by breaches. Any such occurrences could materially and adversely affect our business.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS.

         As part of our growth strategy, we may acquire complementary businesses and assets. Although we are not currently in negotiations to make any acquisitions, acquisitions that we may make in the future could result in the diversion of time and personnel from our business. We also may issue shares of common stock or other securities in connection with acquisitions, which could result in the dilution of the voting power of existing shareholders and could have a dilutive effect on earnings per share. Any acquisitions would be accompanied by other risks commonly encountered in such transactions, including the following:

         - difficulties integrating the operations and personnel of acquired companies,

         - the additional financial resources required to fund the operations of acquired companies,

         -        the potential disruption of our business,

         - our ability to maximize our financial and strategic position by the incorporation of acquired technology or businesses with our product and service offerings,

         - the difficulty of maintaining uniform standards, controls, procedures, and policies,

         -        the potential loss of key employees of acquired companies,

         - the impairment of employee and customer relationships as a result of changes in management, and

         - the incurrence of significant expenses in consummating acquisitions.

WE MUST BE ABLE TO MANAGE OUR GROWTH.

         We anticipate a period of significant growth in connection with our entry into the market for business-to-business electronic commerce. The resulting strain on our managerial, operational, financial, and other resources could be significant. Success in managing this expansion and growth will depend, in part, upon the ability of senior management to manage effectively the growth of our company. Any failure to manage our proposed growth and expansion could have a material adverse effect on our business.

RIGHTS TO ACQUIRE SHARES OF COMMON STOCK WILL RESULT IN DILUTION TO OTHER HOLDERS OF COMMON STOCK.

         Assuming completion of the maximum offering and upon conversion of the Series A preferred stock, there will be outstanding 63,483,795 shares of common stock. In addition, we have outstanding the following securities:

         - options held by our officers and employees to purchase 5,485,813 shares of common stock with exercise prices ranging from $1.00 to $2.50 per share;

         - options to purchase an aggregate of approximately 450,000 shares of common stock at an exercise price of $0.75 per share to three of the four director designees upon their appointment to our board of directors; and

         - warrants to purchase 34,551,597 shares of common stock with exercise prices ranging from $0.75 to $9.00 per share.

         Holders of these securities will have the opportunity to profit from an increase in the market price of our common stock, with resulting dilution in the interests of the holders of common stock. The existence of these stock options and warrants could adversely affect the terms on which we can obtain additional financing, and the holders can be expected to exercise these securities at a time when, in all likelihood, we would be able to obtain additional capital by offering shares of common stock on terms more favorable to us than those provided by the exercise or conversion of these securities.

OUR COMMON STOCK IS A "PENNY STOCK."

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934, or Exchange Act. Penny stocks are stocks

         -        with a price of less than $5.00 per share;

         -        that are not traded on a "recognized" national exchange;

         - whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         - issued by companies with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Section 15(g) of the Exchange Act and Rule 15g-2 under the Securities Act require broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain manually signed and dated written receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse affect on the liquidity and market price of our common stock.

SHARES OF COMMON STOCK ELIGIBLE FOR SALE IN THE PUBLIC MARKET MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Sales of substantial amounts of common stock by shareholders in the public market, or even the potential for such sales, are likely to adversely affect the market price of the common stock and could impair our ability to raise capital by selling equity securities. As of the date of this prospectus, approximately 5,000,000 of the 47,471,832 shares of common stock currently outstanding were freely transferable without restriction or further registration under the securities laws, unless held by "affiliates" of the company, as that term is defined under the securities laws. We also have outstanding approximately 33,751,741 restricted shares of common stock, as that term is defined under Rule 144 under the securities laws, that are eligible for sale in the public market, subject to compliance with the holding period, volume limitations, and other requirements of Rule 144. Moreover, the exercise of outstanding options and warrants will result in additional outstanding shares of common stock and will create additional potential for sales of additional shares of common stock in the public market.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE.

         Our common stock is traded on the OTCBB under the symbol "IVPNE," but we believe that our common stock will no longer be eligible for quotation on the OTCBB after January 12, 2000. The trading volume of our common stock historically has been limited and sporadic, and the stock prices have been volatile. For example, during the last 12 months, our common stock has traded at prices ranging from $0.41 to $4.50. As a result of the limited and sporadic trading activity and lack of public information regarding our company in the marketplace, the quoted price for our common stock on the OTCBB is not necessarily a reliable indicator of its fair market value. The price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including the following:

         -        quarterly variations in our operating results,

         -        large purchases or sales of our common stock,

         - actual or anticipated announcements of new products or services by us, our business partners, or competitors,

         - investor perception of our business prospects or the Internet industry in general,

         -        general conditions in the markets in which we compete, and

         -        worldwide economic and financial conditions.

INVESTORS THAT CONVERT THEIR SHARES OF SERIES A PREFERRED STOCK FOR COMMON STOCK WILL FORFEIT THEIR RIGHT TO RECEIVE PREFERENCE PAYMENTS OF DIVIDENDS AND ANY PREFERENCE PAYMENTS IN THE EVENT OF LIQUIDATION, DISSOLUTION, OR WINDING UP OF OUR COMPANY.

         We have outstanding 25,600 shares of Series A preferred stock. The holders of the Series A preferred stock have a preference in payment of dividends over the holders of common stock. In the event of any liquidation, dissolution, or winding up of our company, the holders of the Series A preferred stock will be entitled to receive $100 per share of the Series A preferred stock, plus any cumulative accrued but unpaid dividends before the holders of common stock receive any distribution. The Series A preferred stock is convertible to common stock upon the occurrence of certain conditions. Investors that convert their shares of Series A preferred stock for common stock will forfeit their right to receive preference payments of dividends and any preference payments in the event of liquidation, dissolution, or winding up of our company.

         In addition, our board of directors may authorize and issue, without further action by our shareholders, additional series of preferred stock with powers, preferences, voting rights, or conversion rights that could adversely affect the powers, preferences, voting rights, or other rights of the holders of shares of common stock. The issuance of preferred stock may have the effect of delaying, deterring, or preventing a change in control of our company, even when such change in control is in the best interests of our shareholders.

WE ARE REQUIRED TO PAY DIVIDENDS ON SHARES OF SERIES A PREFERRED STOCK, AND WE HAVE NO INTENTION TO PAY DIVIDENDS ON OUR COMMON STOCK.

         We are required to quarterly pay a 10% annual dividend on the Series A preferred stock. The dividends may be paid in either stock or cash. For the foreseeable future, we intend to retain any remaining future earnings, if any, to finance our operations and do not anticipate paying any cash dividends with respect to our common stock.

WE ARE UNABLE TO CONTROL OUR CONTEGO SUBSIDIARY.

         Contego is a licensor of proprietary technology that currently is essential to the success of our company, and Contego licenses this technology to us. Although we own a 66.8% interest in Contego, we do not control all aspects of Contego. Certain corporate governance issues and significant acquisitions or dispositions may require a unanimous approval of the managers of Contego. The managers of Contego are Peter Nelson, the Vice Chairman of our board of directors; Mitchell Eggers, a former member of our board of directors; and an independent third party.

CONTEGO DEPENDS ON OUR COMPANY FOR WORKING CAPITAL.

         Contego has not generated revenue, and no assurances can be given when, if ever, it will. Contego depends on us for its funding. We currently provide employees and services to Contego under an oral management agreement. There can be no assurance that we or Contego's other members, including Baltimore, will continue to have sufficient cash resources to fund Contego or that we can attract or provide appropriate personnel to Contego to continue development of its products.

LEGAL UNCERTAINTIES SURROUND THE DEVELOPMENT OF THE INTERNET.

         The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could adversely effect our business, operating results, and financial condition by increasing our costs and administrative expenses. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection, and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in the United States, as well as any other regulations adopted by other countries in which we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for our company and may harm our business, operating results, and financial condition.

OUR BUSINESS COULD BE SEVERELY DISRUPTED IF OUR COMPUTER SYSTEMS OR THE COMPUTER SYSTEMS OF OTHER PARTIES ON WHICH WE RELY FAIL BECAUSE THEY ARE NOT YEAR 2000 COMPLIANT.

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish between dates before and after January 1, 2000. As a result, computer systems and software used by many companies may need to be upgraded to comply with such year 2000 requirements. Significant uncertainty exists concerning the potential effects associated with compliance, although we have tested our products and found them to be year 2000 compliant. However, current products may contain undetected errors or defects associated with year 2000 date functions. Further, the technology being licensed from third parties and incorporated into our products may contain errors or defects. If any such errors or defects do exist, our company may incur material costs to resolve them. The internal systems used to deliver our services utilize third-party hardware and software. In addition, our users' and technology partners' internal operating systems and other software applications must operate effectively for them to use our products and services effectively. If these systems or applications are not year 2000 compliant, the users may not use our products and services and the technology partners may not be able to host our services. We cannot predict to what extent users' and technology partners' systems and applications are year 2000 compliant.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements and information contained in this prospectus concerning our future, proposed, and anticipated activities, certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the secure business-to-business communication markets in general, and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined in the securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere in this section entitled "Risk Factors."

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of sales of common stock by the selling shareholders.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been quoted on the OTCBB under the symbol "IVPN" since August 1998 and "IVPNE" since December 10, 1999. See "Risk Factors - Our common stock will no longer be eligible for quotation on the NASD Bulletin Board in January 2000." The following table sets forth the high and low sales prices of our common stock for the calendar quarters indicated as reported on the OTCBB.

                                                                                  HIGH          LOW
                                                                                  ----          ---
YEAR ENDED DECEMBER 31, 1998:
     Third quarter.....................................................         $ 17.19       $ 2.75
     Fourth quarter....................................................            5.50         2.25
YEAR ENDED DECEMBER 31, 1999:
     First quarter.....................................................            3.81         1.25
     Second quarter....................................................            2.00         0.75
     Third quarter.....................................................            1.22         0.44
     Fourth quarter....................................................            3.50         0.41
YEAR ENDED DECEMBER 31, 2000:
     First quarter (through January 6, 2000)...........................            3.59         3.00

         As of January 6, 2000, there were approximately 174 holders of record of the common stock. On January 6, 2000, the closing sales price of our common stock as quoted on the OTCBB was $3.00 per share.

         Our common stock currently is quoted on the OTCBB. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information for qualifying securities. In January 1999, the NASD announced that it would limit quotations on the OTCBB to the securities of companies that, among other requirements, are "reporting" companies under the federal securities laws. Because we are not and will not be a reporting company as of January 12, 2000, we do not believe that our common stock will be quoted on the OTCBB on or shortly following such date. When our common stock is no longer quoted on the OTCBB, we believe our common stock may be published in the "pink sheets," which does not provide real-time quotes. As a result, we believe there will be significantly less liquidity, limited availability of quotations, and increased difficulty in making purchases and sales of our common stock, all of which could have a material adverse effect on the market price of our common stock. No assurance can be given when, if ever, we will meet the OTCBB qualifications to permit our common stock to be quoted on the OTCBB after January 2000.

                                 DIVIDEND POLICY

         We are required to pay a 10% annual dividend on our Series A preferred stock. The dividend is payable quarterly and may be paid in either stock or cash. The holders of the Series A preferred stock will have preference in payment of dividends over the holders of common stock. For the foreseeable future, we intend to retain any remaining future earnings to finance our operations and do not anticipate paying any cash dividends with respect to our common stock. Subject to the preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock will be entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by our board of directors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data presented below under the captions "Consolidated Statement of Operations Data" for the year ended December 31, 1998 and the period from September 15, 1997 (inception) through December 31, 1997 and "Consolidated Balance Sheet Data" as of December 31, 1998 and 1997 are derived from the consolidated financial statements of Intelispan, Inc., which have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from September 15, 1997 (inception) through December 31, 1997, and the report thereon are included elsewhere in this registration statement. The selected consolidated financial data should be read in conjunction with our consolidated financial statements for the respective periods, the related notes, and the independent auditors' report. The selected data should be read in conjunction with the consolidated financial statements for the year ended December 31, 1998, the related notes and the independent auditors' report, which contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern, appearing elsewhere in this prospectus. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The selected consolidated financial data for the nine months ended September 30, 1998 and 1999 are derived from the unaudited financial statements of Intelispan, Inc. included elsewhere in this registration statement that, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, that management considers necessary for a fair presentation of the information set forth below. The results of operations for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of the results for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                       YEAR ENDED               NINE MONTHS ENDED
                                                                       DECEMBER 31,                SEPTEMBER 30,
                                                              ----------------------------  ----------------------------
                                                                  1997           1998            1998            1999
                                                                  ----           ----            ----            ----
                                                                                                     (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
 Revenue.................................................     $    11,303    $    129,596   $    69,766     $    485,627
 Cost of revenue.........................................          15,838         133,643        73,970          391,465
                                                              -----------    ------------   -----------     ------------
    Gross profit (loss)..................................          (4,535)         (4,047)       (4,204)          94,162
 Selling expenses........................................           9,796       1,382,062       845,382          244,508
 General and administrative expenses.....................         667,208       4,317,057     3,079,835        3,467,256
 Cost of abandoned acquisition (1).......................              --         225,550       225,550               --
                                                              -----------    ------------   -----------     ------------
    Loss from operations.................................        (681,539)     (5,928,716)   (4,154,971)      (3,711,764)
 Interest income (expense) and other, net ...............             454          21,276        29,980          (82,902)
 Minority interest.......................................         108,477         696,880       437,285           65,180
                                                              -----------    ------------   -----------     ------------
    Net loss.............................................        (572,608)     (5,210,560)   (3,687,706)      (3,635,324)
                                                              ===========    ============   ===========     ============
 Net loss per common share - basic and diluted...........     $     (0.06)   $      (0.32)        (0.22)           (0.19)
 Weighted average number of common shares................      10,337,094      16,334,670    17,135,181       18,964,816

CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
 Working capital (deficit) (2)...........................     $   (76,580)   $   (364,654)  $ (109,857)     $ (2,239,862)
 Total assets (2)........................................       1,635,657       2,042,261     2,619,798        2,020,089
 Total debt..............................................         700,000         188,957       180,236        1,616,987
 Shareholders' equity (deficit) (2)......................          27,392         997,983     1,022,837       (1,143,386)


-----------------------

(1) Relates to an acquisition that we abandoned on September 30, 1998. In accordance with the merger and acquisition agreement, we were required to pay a break-up fee and legal fees of the intended acquiree.

(2) Subsequent to September 30, 1999, we received net proceeds of approximately $10.9 million from a private placement of units.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

        You should read the following discussion and analysis with the selected consolidated financial data and our consolidated financial statements including the notes, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

         We provide complete and seamless network solutions that enable secure and efficient business-to-business communications through virtual private networks and the Internet. These solutions include providing secure network connectivity on a usage-billed basis together with public key infrastructure-based authentication service and e-commerce transactions management services. We attempt to differentiate our services by integrating complex technologies to create our own branded network services.

         We began operating our business in September 1997 as Intelispan Ventures, Inc., offering secure computer network communications solutions as a value-added reseller of products and services of our service providers. In July 1998, Intelispan Ventures merged into Equipment Leasing & Sales Corporation, a Washington corporation formed in September 1996 to provide equipment leasing services. We changed our name at the time of the merger to "Intelispan, Inc." Intelispan Ventures is the successor corporation for accounting purposes while Equipment Leasing & Sales Corporation is the surviving legal entity.

         Our results of operations include the results of Contego, LLC, a developer of a secure user-authentication product, of which we own 66.8% as of November 1999. The remaining 33.2% ownership in Contego is held by Baltimore Technologies, plc, a United Kingdom-based company. We consolidate our financial reporting with the Contego subsidiary. It is unlikely that we could liquidate our interest in Contego if we had short-term cash needs.

         We generate revenue from three primary sources:

         - Sales of our secure remote access services (the exSPANd VPN and exSPAND-PKI services), which include monthly fees based on actual hourly usage, non-recurring startup costs, and recurring monthly charges for circuit installation and similar charges;

         -        Sales of Internet access, both wholesale and retail sales.
                  Historically, these sales have provided the majority of our revenue as we have built market presence and awareness for our other products, but we do not expect revenue from Internet access to represent a substantial portion of our revenue in the future;

         - Sales of our professional services, typically as part of designing or modifying a network prior to providing our other services. These represent only a small portion of our revenue.

         In the future, we expect our planned e-commerce hub, known as E-munity, and our TradeSPAN EDI service to provide an increasing portion of our revenue, although we expect the amount to remain at less than 5% of total revenue until early 2001.

         We believe that our revenue will be subject to seasonal fluctuations. We anticipate that most of our revenue will be based on actual usage by customers, which we expect usage to decrease during holiday periods and when business travel is lower, such as late November through early January of each year. July and August may also be months when revenue may decrease due to vacation schedules.

         Our operations have been almost entirely funded through equity and convertible debt financing. We have not had lines of credit or other credit facilities available to us. In December 1999, we raised equity financing of approximately $10.9 million, which we believe when combined with additional equity financing in January 2000, will satisfy our operating capital needs for at least 12 months based upon our current anticipated business activities.

         Our company is changing substantially as a result of the equity funds raised in December 1999 and funds that will be raised in January 2000, and we believe that an analysis of our historical operating results is not necessarily meaningful. You should not rely on this information as a basis for predicting our future performance.

RESULTS OF OPERATIONS

         The following table provides, for the periods shown, the percentage of total revenue represented by certain line items included in our consolidated statements of operations.

                                                         Fiscal Year Ended                  Nine Months Ended
                                                            December 31,                      September 30,
                                                       1997             1998              1998              1999
                                                       ----             ----              ----              ----
                                                                                               (unaudited)
Revenue.......................................         100.00%          100.00%           100.00%           100.00%
Cost of sales.................................         140.12           103.12            106.02             80.61
                                                   ----------       ----------        ----------        ----------
Gross profit (loss)...........................         (40.12)           (3.12)            (6.02)            19.39
Selling expenses..............................          86.67          1066.44           1211.74             50.35
General and administrative expenses...........        5902.93          3331.17           4414.52            713.97
Cost of abandoned acquisition.................           0.00           174.04            323.30              0.00
                                                   ----------       ----------        ----------        ----------
Operating loss................................       (6029.72)        (4574.77)         (5955.58)          (744.93)
Interest income and expense and other, net....           4.02            16.41             42.97            (17.07)
Minority interest.............................         959.72           537.73            626.79             13.42
                                                   ----------       ----------        ----------        ----------
Net loss......................................       (5065.98)%       (4020.62)%        (5285.82)%         (748.58)%
                                                   ==========       ==========        ==========        ==========

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1998

         Our total revenue increased 594% to approximately $486,000 for the nine months ended September 30, 1999, up from approximately $70,000 for the comparable period in 1998. The increase in revenue is primarily due to customers that began use of exSPANd VPN service, which accounted for approximately $368,000, or 76% of total revenue during such period, an increase of 1000% from the same period in 1998. Usage and recurring monthly charges for the exSPANd VPN accounted for approximately $273,000 or 74% of total exSPANd VPN revenue, with the balance comprised of installation and other non-recurring charges. Wholesale and retail sales of Internet access and other income comprised approximately $117,000 or 24% of total revenue.

         During the nine months ended September 1999, five major customers of the exSPANd VPN service accounted for approximately $264,000 or 72% of our exSPANd VPN revenue. One customer, which provided 14% of the total exSPANd VPN revenue, cancelled its account during the fourth quarter.

         Our cost of sales for the nine months ended September 30, 1999 was approximately $391,000 compared to approximately $74,000 for the nine months ended September 30, 1998. Primarily as a result of the increase in percentage of revenue in the exSPANd VPN service, which has a higher gross margin, our gross margin was 19% of total revenue during the nine-month period ended September 30, 1999 compared to (6%) of total revenue during the nine-month period ended September 30, 1998. Our cost of goods sold consists primarily of payments to MCI WorldCom for network usage. For the exSPANd-PKI service, we have an additional payment that is made to our majority-owned Contego subsidiary for licensing fees on certain PKI technology used in the product. For our TradeSPAN service, in addition to the network usage fees, we pay certain licensing fees to Cyclone Commerce, Inc., which provides the software technology underlying the product, and a small fee to RSA, Inc. for licensing certain PKI technology used in Cyclone's product.

         Operating expenses decreased by approximately 12% from approximately $4,151,000 for the nine-month period ended September 30, 1998 to approximately $3,712,000 for the nine-month period ended September 30, 1999. This decrease is largely attributable to a 71% reduction in advertising and marketing expenses as well as maintaining a smaller staff. Our payroll expenses increased 10% from approximately $1,354,000 for the nine months ended September 30, 1998 to approximately $1,493,000 for the nine months ended September 30, 1999. We expect payroll expenses to substantially increase in the near future as we build our national sales force and increase our management team. We also expect advertising and marketing expenses to substantially increase as we develop a marketing campaign to target specific industries with the greatest perceived demand for our services and increase brand awareness through an aggressive media campaign.

         Capital expenditures for the period ended September 30, 1999 were approximately $24,000. We expect this amount to increase substantially during fiscal year 2000 as we build out our network infrastructure and servicing capabilities. We expect to depreciate most capital equipment purchases, which will consist primarily of routers, server class computers, software, and network access servers on a straight-line basis over three years.

         Our net loss increased from approximately $3,688,000 for the nine-month period ended September 30, 1998 to approximately $3,635,000 for the nine-month period ended September 30, 1999. In 1998, we recorded a one-time loss of $225,550 for acquisition break-up fees and related legal expenses. During these periods for 1998 and 1999, our net loss per share decreased from $0.22 in 1998 to $0.19 in 1999.

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

         Our financial information for fiscal year 1997 is based almost entirely on the operations of Equipment Sales and Leasing Corporation, the entity into which Intelispan Ventures, Inc. merged in July 1998, as Intelispan Ventures began operations in September 1997. Our total revenue for the year ended December 31, 1998 was approximately $130,000 compared to approximately $11,000 for the year ended December 31, 1997. This 1082% increase in revenue is attributable primarily to Intelispan Ventures beginning its operations and initial sales in early 1998.

         Our cost of revenue for the year ended December 31, 1998 was approximately $134,000 compared with approximately $16,000 for the year ended December 31, 1997. The increase is due to Intelispan Ventures commencing sales of exSPANd VPN services, wholesale and retail Internet services during 1998.

         Our gross loss for the year ended December 31, 1998 was approximately $4,000 compared to approximately $4,500 for the year ended December 31, 1997. General and administrative expenses increased to approximately $4,317,000 for the fiscal year ended December 31, 1998, an increase of 547% over the approximately $667,000 for the fiscal year ended December 31, 1997, based almost entirely upon Intelispan Ventures commencement of operations.

LIQUIDITY AND CAPITAL RESOURCES

         On September 30, 1999, we had a cash balance of approximately $92,000 with a working capital deficit of $2,239,860. As a result of a private placement in December 1999, our cash balance as of December 31, 1999 was approximately $4,500,000. For the nine months ended September 30, 1999, our net cash used in operating activities was approximately $2,014,444. Total cash flows from financing activities were approximately $2,063,000 for the nine-month period ended September 30, 1999. As set forth in the next paragraph, we received additional cash proceeds after September 30, 1999 from the sale of equity to private investors. Our working capital requirements depend upon numerous factors, including the timing of expenditures related to our network infrastructure, the rate at which we expand our staff, and our ability to meet revenue projections, among other items.

         We received approximately $595,000 in short-term debt from financing activities from October through December 1999, and an additional $10.9 million in net proceeds from private investors purchasing shares of our common stock and common stock purchase warrants from a transaction completed during December 1999.

         We cannot predict the timing and amount of our future capital expenditures. However, we believe that the proceeds from the private placement in December 1999, together with cash flows from our operations will be sufficient to fund our current operations through the first quarter of 2001. We intend to accelerate our development and infrastructure spending in the coming calendar quarters if we have sufficient available capital resources. Beyond that period, we may require additional financing which may come from future equity or debt offerings that could result in further dilution to our shareholders. Adequate capital may not be available at that time and the lack of such capital could adversely affect our business.

YEAR 2000 COMPLIANCE

         We rely heavily upon network services and software provided by third parties. Many existing computer programs and systems use only two digits to identify a year in the date field. These programs and systems were designed and developed without considering the impact of the change in the century. If not corrected, many programs and systems could fail or create erroneous results when working with dates after January 1, 2000.

State of Readiness

         We conducted an internal audit of our own systems in mid-year 1999. We believe that all of our own internal systems are Year 2000 compliant. We also believe that if such systems prove to not be Year 2000 compliant, their non-compliance will not materially affect our business operations.

         We have not obtained any certification from our third-party vendors regarding their Year 2000 readiness.

Risks

         Any failure of our internal systems or those provided by our third party vendors, especially the networking services provided through MCI WorldCom, could prevent us from providing services to our customers and could disrupt our billing. We believe that the most reasonably likely worst case scenario from a Year 2000 problem that affects us would be a short-term inability to provide services to our customers, which would result in reduced revenue during that period and could result in customer dissatisfaction and even termination of contracts.

         Failures of our customers' systems due to a Year 2000 problem could also affect us if these customers are unable to operate their networks or if they divert funds and personnel to fix their problems rather than continue to roll-out services to their employees.

         We do not have any contingency plans for Year 2000 related interruptions.

                                    BUSINESS

         We provide complete and seamless network solutions that enable secure and efficient business-to-business communications through virtual private networks, or VPNs, and the Internet. These solutions include providing secure network connectivity on a metered basis together with public key infrastructure, or PKI, -based authentication service and e-commerce transaction management services. We believe our company differentiates its services by integrating complex technologies to create our own branded network services.

         Our principal network services for secure business-to-business communications currently includes the following:

         -        exSPANd VPN, a VPN utilizing private IP addresses;

         -        exSPANd INT, a VPN utilizing public IP addresses;

         - exSPANd-PKI, a premium network service that utilizes PKI user authentication; and

         - TradeSPAN, a premium network service that incorporates Java software for electronic document exchange over IP networks, including legacy Electronic Data Interchange, or EDI, and other digital file formats.

MARKET OPPORTUNITY

         Infonetics Research reports that the VPN market was $205 million in 1997 and is estimated to grow to $12 billion by the end of 2001. The Gartner Group predicts that by 2003, more than 137 million users worldwide, including one-third of the U.S. work force, will be engaging in some form of remote access. We believe the following are key driving forces behind our current market opportunity:

         -        the growth of business-to-business e-commerce,

         -        the increasing demand for network security,

         -        the increase in remote access computing,

         - the increasing demand for cost-efficient outsourced network services, and

         - the adoption of centrally managed and distributed software application business models.

STRATEGY

         Our goal is to be a leading single-source provider of network solutions that enable secure and efficient business-to-business communication through VPNs and the Internet. Key elements of the strategy to achieve this goal include the following:

         - targeting small- and medium-sized businesses through resellers, system integrators, and strategic relationships,

         - building a direct sales force and developing a marketing campaign to target specific industries with the greatest perceived demand for our services, such as healthcare and financial services,

         - increasing brand awareness through an aggressive media campaign,

         - continuing to pursue strategic relationships in order to acquire technologies and service offerings to complement and expand existing service offerings,

         - providing high-quality service and responsiveness to customers, and

         - pursuing strategic acquisitions to enhance our technology portfolio, expand our product offerings, and build our distribution channels.

THE NEED FOR INTEGRATED SECURE NETWORK ACCESS SERVICES

         We believe that companies implementing secure network solutions, including solutions for business-to-business communication and secure remote access, typically face numerous implementation issues. Secure network solutions require large investments in hardware, software, and personnel. The implementation process is complex and demands a great deal of management time and attention. Computer systems, hardware, and software become obsolete in a relatively short period of time, requiring additional investments from time to time. In order to support these systems, companies must hire, train, and retain qualified support personnel. As a result, we believe there exists a need for these companies to outsource integrated secure network access services.

         VPNs are made secure through encryption or other means so that only authorized users can access the network, preventing unauthorized users from intercepting data, destroying files, or otherwise gaining access to confidential material. Typical VPNs use a technique called "tunneling" to encapsulate and protect the data transmitted over their networks. Tunneling, however, requires significant network support, which degrades the performance and speed of the network.

THE INTELISPAN SOLUTION

         Our solutions enable customers to conduct business-to-business communications with their trading partners without the typical up-front costs, complexity, and other capital resources typically required by other VPNs. Our solutions are designed to be user-friendly and enable customers to implement them quickly, efficiently, and cost-effectively, thereby allowing customers to focus on their core businesses. We provide our integrated network solutions to customers on a fee for usage basis, eliminating technological obsolescence and ongoing network maintenance. Our solution includes the following services:

         -        exSPANd VPN, a VPN utilizing private IP addresses;

         -        exSPANd INT, a VPN utilizing public IP addresses;

         - exSPANd-PKI, a premium network service that utilizes PKI user authentication; and

         - TradeSPAN EDI, a premium network service that incorporates Java software for electronic document exchange over IP networks, including legacy EDI and other digital file formats.

exSPANd VPN

         exSPANd is a VPN service, built on the backbone of MCI WorldCom's GridNet Network, that enables users to dial into a central network to conduct secure business-to-business communications. Users can access the exSPANd service from over 500 points of presence domestically and 60 countries internationally.

         Unlike other VPN services that utilize hardware and software programs, or corporate firewalls, as their primary protection against unauthorized users, exSPANd embeds authentication and routing intelligence security within the network itself. As a result, exSPANd supplements the security provided by corporate firewalls and grants users access only to authorized areas of the network.

exSPANd INT

         exSPANd INT is an Internet-based VPN service designed to allow our network users to access its VPN through the public Internet. exSPANd INT provides an encrypted tunnel between the customer's software and our managed security gateway.

exSPANd PKI

         exSPANd PKI is a VPN network service that offers enhanced security through the utilization of PKI technology. PKI technology utilizes digital certificates to identify users and control their access to the network. exSPANd PKI empowers customers themselves to issue, revoke, and create policies and rights for each certificate, rather than relying on the network or a third party to perform those services.

tradeSPAN

         TradeSPAN is an IP-based, platform-independent, communication application that allows customers to establish and manage secure electronic business-to-business trading relationships, regardless of the compatibility of their systems. TradeSPAN removes the interoperability and incompatibility barriers between EDI and non-EDI trading partners. TradeSPAN allows customers to automate business transactions with trading partners, such as issuing purchase orders, shipping documents, and other mission-critical business documents that companies would not otherwise transmit over the Internet. Customers can tailor the TradeSPAN service to conform to their own systems and standards, thereby removing the need for the customers to alter their existing business processes.

INTELICENTER

         InteliCenter is a suite of specialized, browser-based network management tools and database access applications that allow customers' network administrators to monitor and manage their VPN users. InteliCenter provides network administrators real-time network visibility, allowing them to add or delete users and otherwise control user activity. InteliCenter is included with the exSPANd VPN, exSPANd PKI, and TradeSPAN services, and customers may elect to receive more advanced InteliCenter options for an additional charge. With InteliCenter, network administrators can monitor and manage their networks more efficiently by providing administrators the ability to

         -        troubleshoot and provide customer support,

         -        obtain data necessary for billing and network planning,

         - monitor the state of dedicated IP network connections and network access points, and

         -        access Intelispan's help desks and trouble ticket systems.

E-MUNITY SERVICES

         We intend to further develop our E-Munity services, which are intended to be a suite of services hosted by us and offered to customers on a transactional basis. E-Munity services are intended to enable our customers to communicate with their trading partners. These services include document management, carbon copy, non-repudiation, encryption, and data warehouse query sets. We are designing E-Munity to act as a "hub" with which customers and their trading partners interface, thus avoiding the need for customers to install and manage the applications on their own computer systems. We are developing its E-Munity services and are implementing a pilot program for one customer and its trading partners. To date, we have not generated revenue from E-Munity services, have not successfully tested these services, and cannot provide assurance that these services will be functional or will generate revenue in the future.

STRATEGIC RELATIONSHIPS

         We have the following strategic relationships:

         - MCI WorldCom. We depend on a non-exclusive, renewable five-year reseller agreement with GridNet via MCI WorldCom, which provides the backbone of all of our network services. We have not made all required payments to MCI WorldCom under this agreement. See "Risk Factors - We face risks associated with our supply agreement with GridNet."

         - Contego, LLC. Contego owns the technology underlying the exSPANDd PKI authentication service and the right to integrate that technology into the GridNet Network. We have a distribution agreement with Contego, which enables us to offer our exSPANd PKI service. Contego is owned 66.8% by us and 33.2% by Baltimore Technologies plc, which licenses to Contego certain PKI software technology incorporated into Contego's technology.

         - Cyclone Software Corporation. We license certain software from Cyclone Software Corporation and incorporate that software with exSPANd VPN to form TradeSPAN. Our license agreement with Cyclone expires in June 2003. We pay an annual maintenance fee and may incur certain incremental fees depending on its licensing arrangements with its customers. Cyclone has the non-exclusive right to resell our services.

         - Altiga Networks, Inc. Our exSPANd INT product incorporates technology from Altiga Networks, Inc., which we obtain pursuant to a distributor agreement with Altiga.

         We depend upon these strategic relationships and the loss or material change in any of these relationships could have a material adverse effect on our business.

SALES AND MARKETING

         We currently distribute our products and services through our direct sales efforts and third-party resellers. We intend to hire additional sales and marketing personnel and target Fortune 500 companies, particularly in industries where we believe there is a high demand for our services, such as health services and finance.

         We also intend to target smaller companies through third-party resellers that typically also sell a bundle of value-added services from other third parties. Because of the variety of products and services they carry, we believe that the resellers are well positioned to access and penetrate customers that we might not otherwise reach. In addition, we have entered into wholesale arrangements that allow third parties to sell our services under their brand names. From time to time, we intend to evaluate the possibility of acquiring reseller and other distribution channels to expand the reach of our distribution network.
         In addition, we intend to enter into strategic marketing relationships with other companies to provide opportunities to cross-market our products with the products and services of the strategic partners. For example, we are working with IBM to attempt to host third-party applications over our network services integrated on IBM's systems.

         We intend to create an awareness of the Intelispan brand name and to focus on the features of our integrated network services that differentiate them from our competitors. We plan to accomplish this goal through a media campaign and participation in trade shows and industry seminars.

COMPETITION

         Our products and services compete in the secure network access and secure business-to-business communication markets with VPN providers, Value Added Network providers, and EDI providers. The competition in these markets is extremely and intensely competitive.

         Competition for our products and services arise from several sources in the VPN market. Most major networking device companies provide or have announced intentions to provide encryption or other secure access through their hardware. This group includes Lucent and Cisco; firewall vendors, such as AXENT (Raptor) and Check Point Software; and modem-pool companies, such as Shiva. Competitors providing a service-based VPN include Sprint, AT&T, GTE, IBM, and MCI WorldCom, as well as smaller companies such as Concentric Networks. In addition, several companies, including Sun Microsystems and Microsoft, provide or have announced their intention to provide software product-based solutions, some of which will be integrated into their operating systems.

         Our products and services compete with different technologies that provide EDI services including electronic data interchange applications based on value-added networks and other secure document exchange applications. Many existing VANs have strong, long-standing relationships with customers and have demonstrated their ability to deliver a complete solution. Competitors in the VAN EDI marketplace include GE Information Services, Sterling Commerce, IBM, Kleinschmidt, and Harbinger. Some of these companies, together with newer entrants in the market, have introduced Internet-based EDI products and services. We may also compete in this segment with enterprise resource software providers that integrate EDI into their products, such as PeopleSoft, BAAN, SAP, and Oracle.

         Competition may develop from companies providing enhanced user authentication technology that develop programs to integrate their technology into a network solution. These companies include Entrust, VeriSign, and Baltimore, which utilize PKI-based technology, and Security Dynamics, ActivCard, and Vasco, which provide non PKI-based network authentication products.

         Although we believe that our products and services will compete favorably in these market segments, we may not maintain a competitive position against current and potential competitors and market acceptance for our products and services has not yet been demonstrated. Many of the current and potential competitors have longer operating histories, greater name recognition, larger installed bases, and significantly greater financial, technical, marketing, and sales resources than we do. As a result, competitors may be able to react more quickly to emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. In addition, certain of our current competitors in particular segments of the security marketplace may broaden or enhance their offerings to provide a more comprehensive solution competing more effectively with our products and services.

THIRD-PARTY LICENSED TECHNOLOGY AND INTELLECTUAL PROPERTY

         Our solutions include complex technology, including advanced and patented encryption technology. Other than certain copyrights in software source code owned by Contego, our 66.8% owned subsidiary, we do not have any patents or copyrights for the technology we utilize. Instead, we license most of the technology integral to our business from third parties. Our success will depend in part on this licensed technology not infringing the proprietary rights of others.

         As of January 2000, we had obtained registrations for the service mark "Intelispan" and have applications pending for the trademark "TradeSPAN" and the service marks "exSPANd" and "TradeSPAN". Contego has an application pending for the service mark "Trusted Domain". To our knowledge, there has not yet been any opposition to the marks, although the process is in its early stages and the registration of the marks may be challenged. We have never filed copyright applications with the U.S. Patent and Trademark Office or filed for patents, copyrights, or trademarks in any foreign countries.

         We depend upon our licensed technology and only have limited intellectual property. See "Risk Factors We depend upon licensed technology from third parties."

EMPLOYEES

         As of January 2000, we had 17 full-time employees, including our six executive officers. Of our employees, five are involved in sales and marketing; six in technical services, professional, or customer support services; and six in administration, executive, and finance. No employees are covered by any collective bargaining agreements with us, and we believe that the relationship with our employees is good.

PROPERTIES

         We lease our corporate headquarters located in a 5,500 square-foot facility in Tempe, Arizona. The facility includes executive and administrative offices and a network operations center. We believe the facility will be adequate for our needs for the foreseeable future. We intend to move our corporate headquarters to Atlanta during fiscal year 2000, but to date have not made formal arrangements to lease a facility.

LEGAL PROCEEDINGS

         We are, and may in the future be, party to litigation arising in the ordinary course of our business. We do not consider any current claims to be material to our business, financial condition, or operating results. Our insurance coverage may not be adequate to cover all liabilities arising out of any claims that may be instituted in the future. A lack of insurance coverage may have an adverse effect on our business, financial condition, and operating results.

                                   MANAGEMENT

         The following table sets forth certain information regarding each of our directors, director designees, and executive officers:

   NAME                                  AGE     POSITION
   ----                                  ---     --------
   Maurice J. Gallagher, Jr. (1).        50      Chairman of the Board of Directors
   Peter A. Nelson...............        46       Vice Chairman of the Board of Directors
   Travis Lee Provow.............        42      President, Chief Executive Officer, and Director
   Ronald W. Loback..............        51      Executive Vice President and Chief Operating Officer
   Scot A. Brands................        37      Chief Financial Officer
   Kenton G. Dallas..............        34      Vice President, Network Services and New Technologies
   James D. Shook................        34      Vice President, General Counsel, and Secretary
   Michael S. Falk (1)...........        37      Director
   Philip R. Ladouceur (1).......        59      Director

-------------------
(1) Expected to join the Board of Directors following the completion of our private placement in January 2000. Such persons are designees of Commonwealth Associates, L.P. who has the right to appoint four of our seven directors.

         Maurice J. Gallagher, Jr. will serve as our Chairman of the Board of Directors upon the completion of our private placement in January 2000. Mr. Gallagher also serves as the Chairman of the Board of Directors of MGC Communications, Inc., which Mr. Gallagher was instrumental in organizing. Mr. Gallagher is also a founder and Chairman of BankServ, Inc., a private payments company specializing in ACH and wire transfers via FED payment systems founded in 1996. Mr. Gallagher also served as a director of PurchasePro.com, Inc. during 1998 and 1999. Mr. Gallagher co-founded ValuJet Airlines, Inc. in 1993 and served as director of that company from 1993 until November 1997. Mr. Gallagher also held prior positions with ValuJet from 1993 to 1994, including Chief Financial Officer, and served as Vice Chairman of the Board of Directors from 1994 to 1997. Prior to co-founding ValuJet, Mr. Gallagher was a founder and President of WestAir Holding, Inc., a commuter airline headquartered in Fresno, California. WestAir was sold to Mesa Airlines in June 1992, and Mr. Gallagher was a member of the Mesa board of directors from June 1992 through March 1993.

         Peter A. Nelson has served as our Vice Chairman of the Board of Directors since January 2000. Mr. Nelson served as our Chairman of the Board of Directors, President, and Chief Executive Officer since forming our company in September 1997 until January 2000. Mr. Nelson has been an entrepreneur for over 20 years, most recently serving as President and Chief Executive Officer of UniDial Associates from 1993 to the present, President of Neptune Marketing Technologies of Delaware, Inc. from 1995 to 1997, and President of Video Electronics, Inc. from 1979 to 1994.

         Travis Lee Provow has served as our President and Chief Executive Officer since January 2000 and has served as a director of our company since August 1998. From August to December 1999, Mr. Provow has served as the Chief Operating Officer of Slingshot Networks LLC, a provider of digital media storage. From 1995 to 1998, Mr. Provow served as the Executive Vice President and Chief Operating Officer of GridNet International, a provider of enhanced data communications services, which Mr. Provow founded and which was purchased by MCI WorldCom in July 1997. Prior to GridNet, Mr. Provow spent 15 years with NCR and its successor, AT&T Global Information Services, in various domestic and international technical, marketing, product management, and strategic planning positions, leaving that company as the Vice President of Retail Product and Systems Marketing and a company officer.

         Ronald W. Loback has served as our Chief Operating Officer since March 1998. Prior to taking his current position with our company, Mr. Loback was the founder and served as the Chief Executive Officer from March 1994 to October 1996 of Sage Communications, a technical consulting company. From 1981 to 1994, he was Assistant Vice President of AT&T Global Information Services; District Sales Manager for Teradata Corporation and Sales Manager - Amdahl Communications Division. From 1968 to 1981, Mr. Loback served in various technology and operations positions with Mountain Bell.

         Scot A. Brands has served as our Chief Financial Officer since January 2000. Prior to taking his current position with our company, Mr. Brands served as Vice President and General Counsel of Slingshot Networks LLC from May 1999 to December 1999. Prior to that, Mr. Brands served as the Controller and General Counsel for GridNet International from May 1995 to April 1999.

         Kenton G. Dallas has served as our Vice President of Network Services and New Technologies since January 1999. Mr. Dallas served as our Executive Director of Marketing from August 1998 until January 1999. Mr. Dallas is responsible for overall product development and integration, pricing, channel strategy, and promotional activities. From January 1996 to June 1998, Mr. Dallas held the positions of Pricing Manager and Director of Product Development at GridNet International, where he was responsible for the product development of IntraConnect, GridNet's virtual private network offering. From 1988 through 1995, Mr. Dallas worked in various capacities for Sprint Communications, including Manager of Market and Business Analysis and Network Analyst.

         James D. Shook has served as Vice President and General Counsel of our company since August 1998. From July 1995 to July 1998, Mr. Shook served as Vice President of Operations and General Counsel to Buzzeo, Inc., a developer of enterprise software applications. From 1989 until 1995, Mr. Shook was an attorney with the Phoenix-based law firm of Jennings, Strouss & Salmon, where he specialized in intellectual property, securities, and commercial litigation. Prior to Jennings, Strouss & Salmon, he worked in a variety of different capacities in software development and quality assurance. Mr. Shook is a member of the Arizona State Bar and earned a J.D. from the University of Arizona and a B.S. in Computer Science from Arizona State University.

         Michael S. Falk will serve as a director of our company upon the completion of our private placement in January 2000. Mr. Falk is the co-founder, Chairman, and Chief Executive Officer of Commonwealth Associates, L.P., a New York-based merchant bank and investment bank established in 1988. Over the past 15 years, Mr. Falk has led the successful consummation of over 70 public and private equity financings raising in excess of $1 billion for early-stage and emerging-growth companies in the technology, telecommunications, leisure, healthcare, and consumer services fields. More recently, Mr. Falk has led Commonwealth's transition into the Internet and various related businesses. Mr. Falk has served as a director of FutureLink Distribution Corp., an application service provider, since 1999. Mr. Falk is a graduate of the Stanford University Executive Program for Smaller Companies and holds a B.A. degree with honors in Economics from Queens College.

         Philip R. Ladouceur will serve as a director of our company upon the completion of our private placement in January 2000. Mr. Ladouceur is the Executive Chairman and Chief Executive Officer of FutureLink Distribution Corp., an application service provider. Mr. Ladouceur has served MetroNet Communications Corp. and now AT&T Canada Corp. as a director since October 1996 and was President, Chairman, and Chief Executive Officer of MetroNet from October 1996 to April 1998. From April 1998 to June 1999, Mr. Ladouceur was the Executive Chairman of MetroNet until the company merged with AT&T Canada. He now serves as a director of AT&T Canada Corp. When Mr. Ladouceur joined MetroNet, the company was a private local Calgary, Alberta, Canada telecommunications concern. He led the company through equity and debt financings of more than CDN$2,000,000,000 as well as the company's initial public offering on the NASDAQ and Toronto Stock Exchanges. Also, Mr. Ladouceur guided the company through its recent acquisition of Rogers Communications' Telecom business, a transaction valued at over CDN$1,000,000,000. AT&T Canada acquired MetroNet in a June 1999 transaction valued at approximately CDN$4,000,000,000. Prior to joining MetroNet, Mr. Ladouceur was Executive Vice President, Operations at Bell Canada International Inc. from February 1995 to October 1996, where he led key restructuring efforts and the formation of a major joint venture with IBM Canada. From October 1992 to February 1995, Mr. Ladouceur was the founding President and Chief Executive Officer of ISM Information Systems Management (Alberta) Ltd., a Canadian computer and network management outsourcing company. Under Mr.

Ladouceur's direction, ISM grew to CDN$75,000,000 in revenue on an annual basis, and over 700 employees in a two-year period from start-up. Mr. Ladouceur founded, and from June 1990 to October 1992 was the Managing Director of HDL Capital Corporation, a Toronto-based merchant bank that specializes in business turnarounds, management buyouts, and financing for medium and small businesses in the telecommunications, technology, software, and retail sectors. From 1986 to 1989, Mr. Ladouceur was Senior Vice President, Finance, Chief Financial Officer and a director of Rogers Communications Inc., one of the largest cable, cellular and broadcasting companies in North America. While with Rogers, he oversaw the completion of over CDN$3,000,000,000 in public and private financings. Mr. Ladouceur currently serves on additional public and private Boards of Directors including, Cell-Loc Inc.(Canadian Stock Exchange), and Plan B Communications, a privately held company. Additionally, Mr. Ladouceur is the past Chairman of the Competitive Telecommunications Association of Canada. Mr. Ladouceur is also a member of the Advisory Board of Commonwealth Associates.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Our bylaws authorize the board of directors to appoint from among its members one or more committees consisting of one or more directors. Immediately upon our company becoming a reporting company, our board of directors will establish an audit committee and a compensation committee. The audit committee and the compensation committee will each consist of at least two independent directors. The audit committee will review the annual financial statements, any significant accounting issues, and the scope of the audit with our independent auditors and will discuss with the auditors any other audit-related matters that may arise. The compensation committee will review and act on matters relating to compensation levels and benefit plans for our key executives.

DIRECTOR COMPENSATION AND OTHER INFORMATION

         Directors who are employees of our company do not receive any additional compensation for serving as members of our board of directors. Each non-employee director receives $15,000 cash compensation per year, $1,500 per meeting attended in person, and reimbursement of expenses for their service as a member of the board of directors. Under our Performance Equity Plan, non-employee directors will receive options to purchase 30,000 shares of common stock upon their appointment or election to the board of directors, and will receive options to purchase 5,000 shares of common stock annually. These options vest quarterly in equal amounts over three years. Upon the completion of the private placement, and upon their appointment to our board of directors, we expect to grant to three of the four director designees of Commonwealth options to purchase 150,000 shares of common stock. See "Executive Compensation - Performance Equity Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our board of directors has appointed one non-employee member of the board of directors who, along with another former non-employee director, historically made all compensation decisions relating to our executive officers. After the four director designees join our board of directors, we expect to appoint a compensation committee that will consist primarily of non-employee members of our board of directors. Once formed, the compensation committee of our board of directors will make all compensation decisions regarding our executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

         The following table sets forth certain information concerning the compensation for the fiscal years ended December 31, 1997 and 1998 earned by our Chief Executive Officer and by our other executive officers whose cash salary and bonus exceeded $100,000 during fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                       -----------------
                                                                                            AWARDS
                                                                                       -----------------
                                                                        OTHER             SECURITIES         ALL OTHER
                                                                        ANNUAL            UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION (1)            YEAR       SALARY($)    COMPENSATION ($)        OPTIONS (#)          ($)(2)
-------------------------------            ----    ------------    ----------------    -----------------  ------------
Peter A. Nelson (3)..................     1998        186,923           18,600(4)             --                 5,608
   Chairman of the Board, President,
   and Chief Executive Officer

Ronald W. Loback.....................     1998        104,936           ---   (5)            580,000             2,798
   Executive Vice President and Chief
   Operating Officer

J. Dale Belt (6).....................     1998        102,821           ---   (5)            230,000             2,735
   Chief Financial Officer

----------------------------
(1) We consider Messrs. Provow, Nelson, Loback, Brands, Dallas, and Shook to be our executive officers. Messrs. Provow and Brands became employees of our company effective January 1, 2000. Messrs. Dallas and Shook began their employment during 1998, and their cash compensation during fiscal 1998 did not exceed $100,000.

(2) Amounts shown represent matching contributions made by us to our SIMPLE plan.

(3) Mr. Nelson resigned as President and Chief Executive Officer effective January 1, 2000, and is now the Vice Chairman of our board of directors. Mr. Provow was named our Chief Executive Officer and President effective January 1, 2000.

(4) Represents club dues and automobile allowances paid by us on behalf of Mr. Nelson.

(5) Messrs. Loback and Belt also received certain perquisites, the value of which did not exceed 10% of their salary during fiscal 1998.

(6) Mr. Belt resigned as Chief Financial Officer in May 1999. Mr. Brands was named our Chief Financial Officer effective January 1, 2000.

OPTION GRANTS

         The following table provides information on stock options granted to the officers listed during the fiscal year ended December 31, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                       -------------------------------------------------------------------------
                                           NUMBER OF           % OF TOTAL
                                           SECURITIES            OPTIONS
                                           UNDERLYING          GRANTED TO
                                            OPTIONS           EMPLOYEES IN          EXERCISE         EXPIRATION
NAME                                    GRANTED (#) (1)        FISCAL YEAR        PRICE ($/SH)         DATE(1)
----------------------------------      ---------------        -----------        ------------     -------------

Peter A. Nelson...................            ---                  ---                 ---                ---

Ronald W. Loback..................         400,000(2)                24.0%              $2.50           9/18/08
                                           180,000(3)                10.8%               2.50           9/18/08

J. Dale Belt......................         130,000(2)                 7.8%              $2.50            5/28/01(4)
                                           100,000(3)                 6.0%               2.50            5/28/01(4)

-----------------------------

(1) All options were granted at the fair value of the shares on the date of grant and expire upon the earlier of September 18, 2008 or two years after the termination of employment.

(2) The options vest and become exercisable at the rate of 15% on the six month anniversary of employment, 7.5% upon each calendar quarter thereafter through the second year of employment, and 10% upon each calendar quarter during the third year of employment.

(3) The options vest and become exercisable upon the six month anniversary of employment.

(4) As a result of Mr. Belt's resignation as our Chief Financial Officer in May 1999, these options will expire during May 2001.

RECENT GRANTS OF STOCK OPTIONS

         In connection with his employment with our company, we granted to Mr. Provow stock options to purchase 3,000,000 shares of common stock at an exercise price of $1.00 per share. These options will vest monthly over a four-year period beginning in January 2000. In connection with their appointment to our board of directors, we expect to grant to each of the director designees from Commonwealth, except Mr. Falk, options to purchase 150,000 shares of common stock (an aggregate of 450,000 shares) at an exercise price of $0.75 per share.

OPTION EXERCISES AND YEAR-END OPTION VALUES

         The following table provides information respecting the options held by the listed officers as of December 31, 1998. None of the listed officers exercised options during fiscal 1998.

                AGGREGATED OPTION VALUES AS OF DECEMBER 31, 1998

                                         NUMBER OF SECURITIES                          VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED                         IN-THE MONEY OPTIONS
                                    OPTIONS AT FISCAL YEAR-END (#)                  AT FISCAL YEAR-END ($) (1)
                                ----------------------------------------    -------------------------------------------
NAME                                EXERCISABLE        UNEXERCISABLE            EXERCISABLE          UNEXERCISABLE
----                                -----------        -------------            -----------          -------------
Peter A. Nelson.............            ---                 ---                     ---                   ---
Ronald W. Loback............          270,000             310,000                 $151,875              $174,375
J. Dale Belt................          139,000              91,000                  $78,188               $51,188

----------------------

(1) Calculated based upon the closing price of our common stock as quoted on the OTCBB on December 31, 1998 of $3.06 per share.

EMPLOYMENT ARRANGEMENTS

         Prior to the appointment of Mr. Provow as our Chief Executive Officer and President, Mr. Nelson served as our Chairman of the Board of Directors, President, and Chief Executive Officer. Our employment agreement with Mr. Nelson provides for Mr. Nelson to serve as our Vice Chairman of the Board of Directors for a five-year term ending September 2004. Pursuant to the agreement, the term is extended automatically for an additional one-year period every September. The Board of Directors may terminate the agreement (i) in September 2002, the end of the original term of the agreement, or (ii) at the end of each extension period. Mr. Nelson receives a base salary of $180,000 plus certain expense allowances. Should we terminate Mr. Nelson without cause, or should Mr. Nelson terminate his employment for good reason, Mr. Nelson will receive his base salary and benefits for the remaining term of the agreement.

         We are currently negotiating an employment agreement with Mr. Provow, and have previously issued to Mr. Provow options to purchase 3,000,000 shares of common stock at an exercise price of $1.00 per share. These options vest monthly over a four-year period commencing January 1, 2000.

SEVERANCE PLAN

         We have a severance plan that enables certain executives of our company to receive one month of salary in the event that executive is terminated for any reason other than for cause, death, or voluntary decision by the executive. As of January 6, 2000, the only executives covered by the severance plan are Messrs. Loback and Shook. Executives covered by the severance plan are deemed to have been involuntarily terminated in the event of a change of control (as defined in the severance plan), or if the executive experiences certain conditions including the following:

         -        a reduction in the executive's cash compensation;

         - a reduction of compensation or benefits that are not made to all employees; or

         - the assignment of any duties inconsistent with the executive's current position, or any diminishment in such position, authority, duties, functions, or responsibilities.

         In the event of any of the foregoing conditions, the executive will be provided with COBRA continuation coverage for a one-year period, and we will accelerate the vesting of any previously granted stock options or awards that would otherwise be vested one calendar quarter after termination.

PERFORMANCE EQUITY PLAN

         We have adopted the Performance Equity Plan to enable our company to offer to our key employees, officers, directors, and consultants who provide valuable services to us an opportunity to acquire a proprietary interest in our company and to link their interest and efforts to the long-term interests of our shareholders. The plan provides for the granting of awards to employees, directors, and consultants eligible to receive awards under the plan. Such awards may include stock options, restricted stock, stock reload options, and other stock-based awards. A total of 2,704,670 shares of common stock may be issued under the plan. As of January 6, 2000, no shares of our common stock had been issued upon exercise of options granted pursuant to the plan, and there were outstanding options to acquire 2,371,900 shares of the our common stock. We had granted 218,857 shares of restricted stock under the plan, and had 113,913 shares available for grant under the plan. The plan will remain in effect until no further grants can be made and no awards remain outstanding.

         Options and awards may be granted only to persons who at the time of grant are key employees, officers, directors, and consultants who are deemed to have rendered or to be able to render significant services to our company and who are deemed to have or have the potential to contribute to the success of our company. Options that are incentive stock options may only be granted to employees of our company. To the extent that granted options are incentive stock options, the terms and conditions of those options must be consistent with the qualification requirements set forth in the Internal Revenue Code.

         The plan is administered by the Board of Directors, except that the Board of Directors may delegate its power to administer the plan to a committee appointed by the Board of Directors. The committee has the authority to administer all matters governing the plan, including the persons eligible to receive awards, the terms and conditions of grants of awards, the specified performance goals or other criteria that need to be attained for the vesting of awards, and the substitution of any awards.

         The exercise prices, expiration dates, maximum number of shares purchasable, and the other provisions of the options will be established at the time of grant. The exercise prices of options may not be less than 100% (110% if the option is granted to a shareholder who, at the time of grant, owns common stock possessing more than 10% of the combined voting power of all classes of stock of our company) of the fair market value of the common stock on the date of grant. Options may be granted for terms of up to ten years and become exercisable in whole or in one or more installments at such time as may be determined upon a grant of the options. To exercise an option, the optionholder will be required to deliver to us full payment of the exercise price of the shares as to which the option is being exercised.

         The performance equity plan includes a directors' awards program that provides for the automatic grant of stock options to non-employee directors. Under this program, each newly elected non-employee member of the Board of Directors receives options to purchase 30,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant. In addition, on the annual anniversary date of their appointment to the Board of Directors, we will automatically grant to each non-employee director options to purchase 5,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant. All options under the directors' awards program will vest quarterly in equal amounts over three years, and will have a term of ten years.

         Under the plan, the committee also may award shares of restricted stock or other stock-based awards either alone or in addition to other awards granted under the plan. The committee will determine the eligible persons, the number of shares to be awarded, the price (if any) to be paid by the holder, and all other terms and conditions of such awards.

         Under the plan, all options and other awards will immediately vest and become exercisable if any person or entity (other than our company, or any officer, director, or principal stockholder of our company) acquires securities of our company in one or more transactions having at least 25% of the total voting power of all of our company's securities then outstanding, and such acquisition is not authorized or otherwise approved by our Board of Directors.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Amended and Restated Articles of Incorporation provide that a director of our company will not be personally liable to our company or our shareholders for monetary damages for conduct as a director, except for

         - acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director,

         - assenting to an unlawful distribution where it is established that the director did not perform the director's duty of loyalty to our company, or

         - any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

         Our articles of incorporation also provide that if the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of our company will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended.

         Our articles of incorporation also provide that we will indemnify and advance expenses, to the fullest extent permitted by the Washington Business Corporation Act, to each person who is a director or officer of our company. This indemnity will not apply if

         - acts or omissions of the director or officer are found to be intentional misconduct or a knowing violation of law,

         - a director assents to an unlawful distribution and it is established that such director did not perform the director's duty of loyalty to our company; or

         - any transaction with respect to which it was found that such director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

         In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the shares of our common stock beneficially owned as of December 31, 1999 by each of our directors and executive officers, all of our directors and executive officers as a group, and each person known by us to be the beneficial owner of more than 5% of our common stock. The table also sets forth the number of shares of common stock that each selling shareholder may offer and sell under this prospectus. The shares to be offered may be sold from time to time subject to the conversion of preferred stock or the exercise of warrants.

                                                                                                   SHARES OF COMMON
                                                                  SHARES                          STOCK WHICH MAY BE
                                                               BENEFICIALLY                        OFFERED PURSUANT
NAME OF BENEFICIAL OWNER (1)                                    OWNED (1)          PERCENT (2)          HERETO
----------------------------                                    ---------          -----------          ------
DIRECTORS AND EXECUTIVE OFFICERS:
Maurice J. Gallagher, Jr.**........................            6,500,000(3)            9.9%               --
Peter A. Nelson....................................            4,532,973(4)            7.1%               --
Travis Lee Provow..................................            1,205,833(5)            1.9%               --
Ronald W. Loback...................................              551,344(6)             *                 --
Scot A. Brands.....................................              200,000(7)             *                 --
Kenton G. Dallas...................................              305,000(8)             *                 --
James D. Shook.....................................              288,052(9)             *                 --
Michael S. Falk**..................................           18,062,667(10)          22.4%               --
Philip R. Ladouceur**..............................              200,000(11)            *                 --
Directors and executive officers as a group (9 persons)       24,945,869              30.4%               --
                                                                                                          --
5% SHAREHOLDERS:                                                                                          --
Commonwealth Associates, L.P.......................           18,062,667(10)          22.4%               --

SELLING SHAREHOLDERS (12):
Abdullah M. Basodan................................              750,000(13)           1.2%             750,000
Maher Mohamed Al-Nowaiser..........................              250,000(13)           *                250,000
Continental Capital & Equity Corporation (14)......              108,000               *                108,000
Peter F. Duerr.....................................              101,250(13)           *                101,250
Lars Ewaldsen......................................               52,500(13)           *                 52,500
Stan A. Moore......................................               50,000(13)           *                 50,000
Tomasovich Family Trust............................               37,500(13)           *                 37,500
IC Holdings II, LLC (15)...........................               32,000               *                 32,000
Dr. Claus D. Martin................................               26,250(13)           *                 26,250
Bill R. Poland.....................................               12,500(13)           *                 12,500

----------------------

*        Less than one percent.

** Such persons are designees of Commonwealth Associates, L.P. which has the right to appoint four of seven of our directors. Such persons are expected to join our board of directors upon the completion of our private placement in January 2000. Except as indicated, amounts exclude agent warrants that Commonwealth may allocate to these directors. Amounts exclude options to purchase approximately 150,000 shares of common stock at an exercise price of $0.75 per share that we expect to grant to each of the director designees, except Michael Falk (an aggregate of approximately 450,000 shares) upon their appointment to our board of directors.

(1) Beneficial ownership information is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any such changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated, each director or officer may be reached through our offices at 2151 East Broadway Road, Suite 211, Tempe, Arizona 85282.

(2) The percentages shown are calculated based upon 63,483,795 shares of common stock outstanding on December 31, 1999, (which assumes 1,280,000 shares of common stock issuable upon conversion of the

       Series A preferred stock). The numbers and percentages shown include the shares of common stock actually owned as of December 31, 1999 and the shares of common stock that the person or group had the right to acquire within 60 days of December 31, 1999. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of December 31, 1999 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3) Includes warrants to purchase 2,000,010 shares of common stock at an exercise price of $0.75 per share and 500,000 warrants that Commonwealth intends to allocate to Mr. Gallagher. Excludes options to purchase approximately 150,000 shares of common stock that we expect to grant to Mr. Gallagher.

(4) Excludes 250,000 shares of common stock held by Mr. Nelson's spouse, Wendy Rusing Nelson, as her sole and separate property, and 574,323 shares of common stock owned in the Peter A. Nelson and Wendy Rusing Nelson Children's Trust, Kurt Kittleson trustee, dated May 22, 1998, an irrevocable trust for the benefit of their children. Mr. Kittleson has the full power to vote and exercise investment power with respect to the shares of the trust. Includes 28,278 shares of common stock issuable upon exercise of warrants at an exercise price of $0.75 per share.

(5) Includes 165,833 shares of common stock issuable upon the exercise of stock options and warrants to purchase 346,668 shares of common stock at an exercise price of $0.75 per share. Assumes the purchase of 666,665 shares of common stock and warrants to purchase 333,335 shares of common stock in connection with our private placement of units during January 2000. As part of his employment with our company, we granted to Mr. Provow stock options to purchase 3,000,000 shares of common stock. These options will vest monthly over a two-year period beginning in January 2000.

(6) Includes 390,000 shares of common stock issuable upon exercise of stock options and 31,692 shares of common stock issuable upon exercise of warrants at an exercise price of $0.75 per share.

(7) Includes 66,667 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.75 per share. Assumes the purchase of 133,333 shares of common stock and warrants to purchase 66,667 shares of common stock in connection with our private placement of units during January 2000.

(8) Includes 105,000 shares of common stock issuable upon the exercise of stock options and 66,667 shares of common stock issuable upon exercise of warrants at an exercise price of $0.75 per share. Assumes the purchase of 133,333 shares of common stock and warrants to purchase 66,667 shares of common stock in connection with our private placement of units during January 2000.

(9) Includes 275,000 shares of common stock issuable upon the exercise of stock options and 4,351 shares of common stock issuable upon exercise of warrants at an exercise price of $0.75 per share.

(10) Mr. Falk is a control person of Commonwealth. Includes (a) 16,666,667 shares of common stock issuable upon exercise of agent warrants, and (b) 890,664 shares of common stock and warrants to purchase 445,336 shares of common stock at an exercise price of $0.75 per share. Commonwealth and Mr. Falk have shared voting and dispositive power with respect to the shares and warrants held by Commonwealth. Amounts are not adjusted to reflect the transfer by Commonwealth of warrants to, among others, (a) account executives employed by Commonwealth as compensation for their services in placing units in the private placement, (b) the director designees, and (c) a finder. Any allocation of warrants will reduce Commonwealth's and Mr. Falk's beneficial ownership of our company. The address of Commonwealth is 830 Third Avenue, New York, New York 10022.

(11) Includes 66,667 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.75 per share. Assumes the purchase of 133,333 shares of common stock and warrants to purchase 66,667 shares of common stock in connection with our private placement of units during January 2000.

(12) Except as indicated, none of the selling shareholders have ever held any position, office, or other material relationship with our company.

(13) Represents shares of common stock that the shareholder may acquire upon conversion of shares of preferred stock.

(14) Continental Capital & Equity Corporation served as our public relations firm from January 1999 until May 1999.

(15) IC Holdings II, LLC provided investor relations services to our company from June 1998 until November 1998. Amount represents warrants to purchase 32,000 shares of common stock at an exercise price of $4.00 per share.

                              CERTAIN TRANSACTIONS

         Mr. Nelson, the Vice Chairman of our board of directors and a principal shareholder of our company, is also the principal shareholder of another company who subleases office space from us. That company pays us $5,000 per month for rent, office supplies, support staff, and management. These payments totaled approximately $60,000 during fiscal year 1998 and approximately $45,000 during the nine months ended September 30, 1999.

         In connection with a bridge financing in November 1999, ComVest Capital Partners LLC, an affiliate of Commonwealth, and its designees received bridge warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.01 per share. In connection with our private placement of units in December 1999 and January 2000, ComVest and its designees converted $595,000 evidenced by bridge notes into 5.95 units and received 793,331 shares of common stock and unit warrants to purchase 396,669 shares of common stock at an exercise price of $0.75 per share. ComVest sold the bridge warrants to affiliates of Commonwealth. Commonwealth previously received 60,000 shares of common stock as a non-refundable retainer to act as the placement agent in the private placement and received agent warrants to purchase 16,666,667 shares of common stock at an exercise price of $0.50 per share. Upon the closing of the private placement, we granted Commonwealth the right to appoint four of seven directors to our Board of Directors. In addition, upon the closing of the private placement, we entered into an 18-month financial advisory agreement with Commonwealth for financial and investment banking services under which we will pay Commonwealth a monthly fee of $5,000, the first three months of which were paid in advance upon the closing of the private placement. We also entered into an agreement with Commonwealth under which we will pay Commonwealth a fee if it enters into certain transactions. Mr. Falk, ComVest, and Commonwealth are affiliates, and Mr. Falk is a control person of ComVest and Commonwealth. The relationships and agreements between us, ComVest, and Commonwealth create certain conflicts of interest for Commonwealth in acting in the best interests of itself as opposed to other shareholders of our company and provide Commonwealth with substantial influence and control over our company. See "Risk Factors," "Principal and Selling Shareholders," and "Management."

         Commonwealth may allocate agent warrants to (a) certain of its director designees (including approximately 500,000 agent warrants to Mr. Gallagher), (b) account executives of Commonwealth, and (c) a finder.

         We expect to grant to each of Commonwealth's director designees, except Michael Falk, options to purchase approximately 150,000 shares of common stock at an exercise price of $0.75 per share (a total of 450,000 shares).

                            DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of our company consists of 100,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of January 5, 2000, there were issued and outstanding 47,431,832 shares of common stock and 25,600 shares of Series A preferred stock. In addition, we have reserved the following:

         - 5,485,813 shares of common stock for issuance upon exercise of outstanding stock options,

         - 10,518,893 shares of common stock for issuance upon exercise of outstanding warrants,

         - 1,280,000 shares of common stock for issuance upon conversion of the Series A preferred stock, and

         - 16,666,667 shares of common stock for issuance upon exercise of the agent warrants issued to Commonwealth.

         We will not have sufficient authorized common stock to permit full exercise of the warrants issued to investors in connection with our private placement in December 1999 and January 2000. We have scheduled a shareholders' meeting in January 2000 to approve the amendment to increase the number of shares of common stock authorized for issuance. We cannot provide assurance when, if ever, the amendment will be approved. The failure to obtain approval for the amendment could result in the inability to exercise a portion of the warrants and could subject our company to litigation. See "Risk Factors."

COMMON STOCK

         The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock will be entitled to share ratably in all the assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of common stock have no preemptive, subscription, redemption, or conversion rights.

PREFERRED STOCK

         Our Board of Directors is authorized, subject to any limitations prescribed by Washington law, but without further action by the shareholders, to provide for the issuance of serial preferred stock in one or more series; to establish from time to time the number of shares to be included in these series; to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof; and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding, without any further vote or action by the shareholders. The Board of Directors may authorize and issue serial preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of serial preferred stock may have the effect of delaying, deterring, or preventing a change in control of our company.

Series A Preferred Stock

         We have outstanding 25,600 shares of Series A preferred stock. Holders of the Series A preferred stock are entitled to votes equal to 80% of the number of shares of common stock into which the Series A preferred stock are convertible. Unless otherwise specified or required by law, holders of the Series A preferred stock will vote with the holders of common stock as a single class on all matters submitted to a vote of shareholders. The holders are entitled to a cumulative annual dividend of 10%, which is payable quarterly either in cash or in common stock at our option. The holders of the Series A preferred stock will have preference in payment of dividends over the holders of common stock. In the event of any liquidation, dissolution, or winding up of our company, the holders of Series A preferred stock will be entitled to receive $100 per share of Series A preferred stock, plus any accrued but unpaid dividends, before the holders of common stock receive any distribution. Beginning in February 2000, each share of Series A preferred stock will be convertible at any time by the holders into 50 shares of common stock, an aggregate of 1,280,000 shares. In the event that the closing price of the shares of common stock on the OTCBB for 20 days out of a 30 consecutive trading day period is at least $6.00 per share, we will have the right to redeem the Series A preferred stock at a redemption rate of $100 per share plus accrued and unpaid dividends. The Series A preferred stock will convert automatically into common stock if

         - the closing price of the shares of common stock on the OTCBB for 20 days out of a 30 consecutive trading day period is at least $8.00,

         - we raise at least $6.0 million from the sale of our common stock at a price per share greater than or equal to $5.00, or

         - we complete a merger which our company is not the surviving legal entity.

BRIDGE FINANCING

         In October 1999, ComVest, an affiliate of Commonwealth, made available to us up to $1.0 million in a bridge financing. As of the December 13, 1999, we had borrowed an aggregate of $668,000 from ComVest and its designees, evidenced by bridge notes, and agreed to convert the bridge notes into units at the closing of the private placement. As a result of the conversion, ComVest and its designees received 6.68 units in the private placement, consisting of 890,664 shares of common stock and unit warrants to purchase 445,336 shares of common stock at an exercise price of $0.75 per share. In connection with the bridge financing, we issued to ComVest and its designees bridge warrants to purchase 10,000,000 shares of common stock at an exercise price of $.01 per share, which ComVest and its designees exercised prior to the closing of the private placement. ComVest sold a portion of the bridge warrants to affiliates of Commonwealth.

WARRANTS

Unit Warrants

         In connection with our private placement of units in December 1999 and January 2000, we issued warrants to purchase 9,300,713 shares of common stock. Each unit warrant entitles the holder to purchase at any time for a period of five years, a specified number of shares of common stock at an exercise price of $0.75 per share. After the expiration of the exercise period, unit warrant holders will have no further rights to exercise such unit warrants.

         The unit warrants may be exercised only for full shares of common stock. We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Unit warrant holders do not have any voting or other rights as a shareholder of our company.

         The exercise price and the number of shares of common stock purchasable upon the exercise of each unit warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits. No adjustment in the exercise price will be required unless cumulative adjustments require an adjustment of at least $0.01. Notwithstanding the foregoing, in case of any consolidation, merger, or sale of all or substantially all of the assets of our company, the holder of each of the unit warrants will have only the right, upon the subsequent exercise thereof, to receive the kind and amount of shares and other securities and property, including cash, that the holder would have been entitled to receive by virtue of such transaction had the unit warrants been exercised immediately prior to such transaction.

         Commencing on the date 60 days following each closing of the private placement of units, the unit warrants will be callable by us at $0.01 per unit warrant if the average closing price of the common stock is greater than or equal to $3.00 per share on the OTCBB or NASDAQ for a period of 20 consecutive trading days and if the common stock issuable upon exercise of the unit warrants is then covered by an effective registration statement.

         We will not have sufficient authorized shares of common stock to permit full exercise of the unit warrants. In the event that we sell 250 units in the private placement, until such time as we have sufficient authorized shares of common stock to permit exercise of all the unit warrants, each holder of unit warrants will only be entitled to exercise the unit warrants to purchase approximately 79% (16% if we sell 300 units) of the shares of common stock otherwise issuable pursuant to the unit warrant. Specifically, there will be 3,145,562 shares of common stock available for exercise of the unit warrants from the total 20,000,100 shares of common stock issuable upon exercise of the unit warrants. Each holder of a unit warrant to purchase 100,000 shares will be permitted to purchase approximately 10,500 shares of common stock until additional authorized shares of common stock are available. Our board of directors has approved an amendment to our articles of incorporation to increase the number of shares of common stock to an amount sufficient for the exercise of the unit warrants. Before the amendment becomes effective, we must obtain approval from our shareholders at a special shareholders' meeting. We have scheduled a shareholders' meeting during January 2000 to approve the amendment. Peter Nelson, the Chairman and a controlling shareholder of our company, has agreed to vote his approximately 4.5 million shares of common stock. There can be no assurance that our shareholders will approve the amendment. The inability of the unit warrant holders to exercise a portion of their unit warrants would deprive the holders of the value of the unit warrants and could have a material adverse effect on the market price of our common stock. Moreover, such event could result in litigation against our company.

Bridge Warrants

         In connection with the bridge financing in October 1999, we issued to ComVest and its designees bridge warrants to purchase 10,000,000 shares of common stock. Each bridge warrant entitles the holder to purchase one share of common stock at an exercise price of $0.01 per share at any time prior to November 2, 2006. ComVest and its designees exercised the bridge warrants prior to the closing of the private placement of units in December 1999. ComVest sold a portion of the bridge warrants to affiliates of Commonwealth.

Agent Warrants

         In connection with our private placement of units in December 1999, we issued to the placement agent, 20,000,000 common stock purchase warrants. As of January 5, 2000, all of the agent warrants remained outstanding. The agent warrants entitle Commonwealth to purchase at any time prior to December 2006, a specified number of shares of common stock at an exercise price of $0.50 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The agent warrants may be exercised in whole or in part. The shares of common stock underlying the agent warrants, when issued upon the exercise thereof and payment of the purchase price, will be fully paid and nonassessable. Unless the agent warrants are exercised, the holders of the agent warrants do not have the rights or privileges of holders of common stock.

         The agent warrants contain certain anti-dilution provisions, which makes the exercise price of the agent warrants and the number of underlying agent warrant shares subject to adjustment upon the happening of certain events. No adjustments will be made unless such adjustment, or aggregation of adjustments, would require an increase or decrease of at least $0.01 in the exercise price of the agent warrants.

Selling Shareholders' Warrants

         In June 1998, in connection with an investor relations agreement, we issued to IC Holdings II, LLC, an investor relations firm, five-year warrants to purchase 32,000 shares of common stock. The warrants entitle the holder to purchase at any time prior to June 26, 2003, one share of common stock at an exercise price of $8.50 per share. In July 1999, in satisfaction of amounts payable to IC Holdings II, LLC, we amended the terms of the warrants to (a) reduce the exercise price to $4.00 per share, and (b) grant certain "demand" and "piggy-back" registration rights with respect to the shares of common stock purchasable pursuant to the warrants, as described below.

REGISTRATION RIGHTS

         In connection with the issuance of the shares of Series A preferred stock, we agreed to use our "best efforts" to register the common stock issuable upon conversion of the Series A preferred stock no later than November 1999. As of January 5, 2000, 25,600 of the shares of Series A preferred stock are outstanding, which are convertible into an aggregate of 1,280,000 shares of common stock.

         In connection with an investor relations agreement, we granted to an investor relations firm warrants to purchase approximately 91,500 shares of common stock at exercise prices ranging from $2.00 to $9.00 per share.

We agreed to use our "best efforts" to register the shares underlying the warrants at our sole cost and expense. None of these warrants have been exercised, and we have not yet filed such registration statement.

         In connection with an investor relations agreement, we granted to IC Holdings II, LLC, an investor relations firm, warrants to purchase approximately 32,000 shares of common stock at an exercise price of $4.00 per share. We granted certain "piggy-back" registration rights with respect to the shares of common stock purchasable pursuant to the warrants. Under these registration rights, the holder of common stock acquired on exercise of the warrants may request us to register such stock if we propose to register any securities under the securities laws using the same registration form that would be used to register the warrants. We have also granted certain "demand" registration rights with respect to the shares of common stock purchasable pursuant to the warrants. Under these registration rights, the holder may request us to register such stock. If the registration statement to be filed pursuant to the "demand" or "piggy-back" registration rights is pursuant to an underwritten offering, the managing underwriter may reduce the shares to be included in the registration if, in the judgment of the underwriter, the shares to be included would interfere with the successful marketing of the offering. We have agreed to pay all expenses associated with any registration of the common stock acquired pursuant to the exercise of the warrants.

         We have granted certain "demand" registration rights commencing six months from the final closing of the private placement in January 2000 with respect to the shares of common stock included in the units, issuable upon exercise of the unit warrants, the agent warrants, and the bridge warrant shares. Under such registration rights, the following parties may request us to register the resale of such securities:

         -        the holders of the bridge warrant shares,

         - the holders of at least 50% of the shares of common stock included in the units, or

         - the holders of at least 50% of the shares of common stock issuable upon exercise of the agent warrants.

         We will not be obligated to file more than

         - one "demand" registration with respect to the bridge warrant shares,

         - one "demand" registration with respect to the shares of common stock included in the units and issuable upon exercise of the unit warrants, and

         -        one "demand" registration with respect to the agent warrants.

We also have granted certain "piggy-back" registration rights with respect to the these securities. In the event a demand is made pursuant to the demand registration rights pursuant to the unit warrants and we do not file a registration statement with the Securities and Exchange Commission within the required period, the exercise price of the unit warrants will be reduced by 10% and will be reduced by an additional 10% for each 90 days thereafter until a registration statement is so filed.

         We have agreed to pay all expenses associated with any registration of such securities, except that any underwriter's fees, discounts, or commissions relating to the securities registered by such holders will be the responsibility of the holder.

LOCK-UP AGREEMENTS

         Each investor in the private placement of units during December 1999 and January 2000 agreed with Commonwealth, the placement agent in that offering, not to sell, transfer, or otherwise dispose of any securities included in the units for one year following the final closing of the private placement, and thereafter, and not to sell, transfer, or otherwise dispose of more than 25% of such securities on a cumulative basis during each subsequent 90-day period thereafter (such 24-month period will be referred to as the "Lock-Up Period"). If we undertake certain private or public offerings during the Lock-Up Period, investors agreed not to sell, transfer, or otherwise dispose of their securities for such period of time following such qualified offering, not to exceed 12 months, as the managing underwriter or placement agent of the qualified offering may request, provided Commonwealth agrees. Certain officers and directors of our company, Commonwealth, ComVest, and certain other persons are subject to similar lock-up agreements.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Securities Transfer & Trust, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

         This prospectus relates to a total of 1,420,000 shares of common stock currently outstanding or issuable to the selling shareholders upon exercise of outstanding warrants or conversion of Series A preferred stock. These shares may be sold from time to time by the selling shareholders. As used in this prospectus, "selling shareholders" include transferees, donees, pledgees, legatees, heirs, or legal representatives that sell shares received from a named selling shareholder after the date of this prospectus.

         The selling shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. At the time a particular offering of common stock is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling shareholders, and the terms of the offering, including the name of names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling shareholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

         Sales of the common stock offered hereby may be effected by or for the account of the selling shareholders from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. The selling shareholders may effect these transactions by selling the common stock offered hereby directly to purchasers, through broker-dealers acting as agents for the selling shareholders, or to broker-dealers that may purchase such shares as principals and thereafter sell the shares from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of such methods of sales or otherwise. In effecting sales, broker-dealers engaged by selling shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the common stock offered hereby for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. As to a particular broker-dealer, such compensation might be in excess of customary commissions.

         The selling shareholders may resell the shares of common stock being registered for resale hereby

         - in transactions that are exempt from registration under the Securities Act or

         - as long as the registration statement there is a qualification in effect under, or an available exemption from, any applicable state securities law with respect to the resale of such shares.

         There is no assurance that any selling shareholder will sell any common stock offered hereby, and any selling shareholder may transfer, devise or gift the common stock by other means not described in this prospectus. For example, in addition to selling pursuant to the registration statements of which this prospectus is a part or to which it relates, the selling shareholders also may sell under Rule 144.

         The selling shareholders and any broker-dealers, agents, or underwriters that participate with the selling shareholders in the distribution of common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the common stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. We will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling shareholders.

         We will not receive any proceeds from the sale of any shares of common stock by the selling shareholders. We have agreed to bear all expenses, other than selling commissions, in connection with the registration and sale of the common stock being offered by the selling shareholders. We have agreed to indemnify certain of the selling shareholders against certain liabilities under the Securities Act. Each selling shareholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to the common stock. Without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any of the common stock offered by the selling shareholders pursuant to this prospectus, which may affect the marketability of the common stock offered hereby.

         The selling shareholders also may pledge the shares of common stock being registered for resale hereby to NASD broker/dealers pursuant to the margin provisions of each selling shareholder's customer agreements with such pledgees. Upon default by a selling shareholder, the pledgee may offer and sell shares of common stock from time to time as described above.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon by Greenberg Traurig, L.L.P., Phoenix, Arizona.

                                     EXPERTS

         The consolidated financial statements of Intelispan, Inc. as of December 31, 1998 and 1997, and for the year ended December 31, 1998 and the period from September 15, 1997 (date of inception) through December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm in accounting and auditing.

         The report of KPMG LLP covering the December 31, 1998 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to Intelispan, Inc. and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

         Anyone may inspect a copy of the registration statement without charge at the public reference facilities maintained by the Securities Exchange and Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048.

Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement is also available through the Securities and Exchange Commission's Web site at the following address: http://www.sec.gov.

         This prospectus includes statistical data regarding the VPN market and growth of the remote access that were obtained from industry publications, including reports generated by Infonetics Research and the Gartner Group. These industry publications generally obtain information from sources believed to be reliable. We have not sought the consent of any of these organizations to refer to their reports in this prospectus.

                                INTELISPAN, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            PAGE
                                                                            ----

Independent Auditors' Report ........................................       F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997 ........       F-3

Consolidated Statements of Operations for the Years
   Ended December 31, 1998 and 1997 .................................       F-4

Consolidated Statements of Shareholders' Equity for the Years
   Ended December 31, 1998 and 1997 .................................       F-5

Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1998 and 1997 .................................       F-6

Notes to Consolidated Financial Statements ..........................       F-7

Consolidated Balance Sheet as of September 30, 1999 (unaudited) .....       F-15

Consolidated Statements of Operations for the Nine Months
   Ended September 30, 1999 and 1998 (unaudited) ....................       F-16

Consolidated Statement of Shareholders' Equity for the Nine Months
   Ended September 30, 1999 (unaudited) .............................       F-17

Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1999 and 1998 (unaudited) ....................       F-18

Notes to Unaudited Consolidated Financial Statements ................       F-19

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Intelispan, Inc.:


         We have audited the accompanying consolidated balance sheets of Intelispan, Inc. (a development stage enterprise) as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998 and the period from September 15, 1997 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelispan, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from September 15, 1997 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that Intelispan, Inc. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Intelispan, Inc. has suffered recurring losses from operations, working capital deficiency and has a deficit accumulated during the development stage that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/ KPMG LLP

February 12, 1999

                                INTELISPAN, INC.
                        (A Development Stage Enterprise)

                           Consolidated Balance Sheets
                           December 31, 1998 and 1997



                                 ASSETS                                                              1998                   1997
                                                                                                 -----------            -----------

Current assets:
   Cash and cash equivalents .........................................................           $    27,459                753,034
   Accounts receivable ...............................................................                82,040                  5,853
   Prepaid expenses ..................................................................               235,775                  8,690
   Other current assets ..............................................................                53,163                 44,957
                                                                                                 -----------            -----------
                  Total current assets ...............................................               398,437                812,534
Property and equipment, net ..........................................................               376,671                  9,907
Intangibles, net .....................................................................             1,029,322                799,381
Other long-term assets ...............................................................               237,831                 13,835
                                                                                                 -----------            -----------
                                                                                                 $ 2,042,261              1,635,657
                                                                                                 ===========            ===========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable .....................................................................           $   561,846                158,861
Accrued liabilities ..................................................................               201,245                 30,253
Notes payable to stockholders ........................................................                    --                700,000
                                                                                                 -----------            -----------
                  Total current liabilities ..........................................               763,091                889,114
Note payable .........................................................................               188,957                     --
Minority interest ....................................................................                92,230                719,151

Commitments, contingency and subsequent event (notes 4, 5, 7, 10, 11 and
   12)
Shareholders' equity:
   Common Stock, $.0001 par value; 100,000,000 shares authorized, issued and outstanding 18,377,471 shares in 1998 and 10,371,429 shares in
     1997 ............................................................................                 1,837                    768
   Paid-in capital ...................................................................             6,779,314                599,232
   Deficit accumulated during the development stage ..................................            (5,783,168)              (572,608)
                                                                                                 -----------            -----------
                  Total shareholders' equity .........................................               997,983                 27,392
                                                                                                 -----------            -----------
                                                                                                 $ 2,042,261              1,635,657
                                                                                                 ===========            ===========


See accompanying notes to consolidated financial statements.

                                INTELISPAN, INC.
                        (A Development State Enterprise)
                      Consolidated Statements of Operations
                   For the period September 15, 1997 (date of
                inception) through December 31, 1997 and for the
                          year ended December 31, 1998



                                                                                                                        CUMULATIVE
                                                                                                                       AMOUNTS FROM
                                                                            1998                   1997                  INCEPTION
                                                                       ------------            ------------            ------------

Revenue ....................................................           $    129,596                  11,303                 140,899
Costs of sales .............................................                133,643                  15,838                 149,481
                                                                       ------------            ------------            ------------
                  Gross loss ...............................                 (4,047)                 (4,535)                 (8,582)
                                                                       ------------            ------------            ------------
Operating expenses:
   Selling .................................................              1,382,062                   9,796               1,391,858
   General and administrative ..............................              4,317,057                 667,208               4,984,265
   Cost of abandoned acquisition ...........................                225,550                      --                 225,550
                                                                       ------------            ------------            ------------
                  Total operating expenses .................              5,924,669                 677,004               6,601,673
                                                                       ------------            ------------            ------------
                  Operating loss ...........................             (5,928,716)               (681,539)             (6,610,255)
Interest expense ...........................................                (18,980)                   (569)                (19,549)
Interest income ............................................                 40,256                   1,023                  41,279
Minority interest ..........................................                696,880                 108,477                 805,357
                                                                       ------------            ------------            ------------
                  Net loss .................................           $ (5,210,560)               (572,608)             (5,783,168)
                                                                       ============            ============            ============
Net loss per common share - basic and diluted ..............           $      (0.32)                  (0.06)                  (0.39)
                                                                       ============            ============            ============
Weighted average common shares outstanding .................             16,334,670              10,337,094              14,975,050
                                                                       ============            ============            ============


See accompanying notes to consolidated financial statements.

                                INTELISPAN, INC.
                        (A Development Stage Enterprise)

                 Consolidated Statements of Shareholders' Equity

                   For the period September 15, 1997 (date of
                inception) through December 31, 1997 and for the
                          year ended December 31, 1998

                                                                                   ADDITIONAL                               TOTAL
                                                  COMMON             SHARE          PAID-IN          ACCUMULATED       SHAREHOLDERS'
                                                  SHARES            AMOUNTS         CAPITAL           DEFICIT             EQUITY
                                                -----------       -----------      -----------       -----------        -----------
Common shares issued in connection with the
   merger with ELSC .......................       2,693,625       $       269             (269)               --                 --
Common shares issued to founders
   at inception ...........................       6,759,330               676             (676)               --                 --
Common shares issued to investors,
   net of $60,000 costs ...................         918,474                92          599,908                --            600,000
Net loss from inception to
   December 31, 1997 ......................              --                --               --          (572,608)          (572,608)
                                                -----------       -----------      -----------       -----------        -----------
Balances, December 31, 1997 ...............      10,371,429             1,037          598,963          (572,608)            27,392
Common shares issued to investors
   under revised Stock Purchase Agreement .
                                                    303,630                30              (30)               --                 --
Common shares issued in January 1998
   private offering .......................       1,468,939               147        3,324,853                --          3,325,000
Common shares issued for efforts in raising
   funds in January 1998 private offering .
                                                  5,784,639               578             (578)               --                 --
Purchase of net assets from the merger of
   ELSC ...................................              --                --          268,646                --            268,646
Common shares issued in July 1998 private
   offering, net of .......................     $   195,000
   costs ..................................         341,334                34        2,364,971                --          2,365,005
Common shares issued as compensation for
   services ...............................         107,500                11          222,489                --            222,500
Net loss ..................................              --                --               --        (5,210,560)        (5,210,560)
                                                -----------       -----------      -----------       -----------        -----------
Balances, December 31, 1998 ...............      18,377,471       $     1,837        6,779,314        (5,783,168)           997,983
                                                ===========       ===========      ===========       ===========        ===========

See accompanying notes to consolidated financial statements.

                                INTELISPAN, INC.
                        (A Development Stage Enterprise)

                      Consolidated Statements of Cash Flows

                   For the period September 15, 1997 (date of
                inception) through December 31, 1997 and for the
                          year ended December 31, 1998

                                                                                                                         CUMULATIVE
                                                                                                                        AMOUNTS FROM
                                                                                1998                 1997                INCEPTION
                                                                            -----------           -----------           -----------
Cash flows from operating activities:
   Net loss ......................................................          $(5,210,560)             (572,608)           (5,783,168)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
      Depreciation and amortization ..............................              261,130                42,726               303,856
      Minority interest ..........................................             (696,880)             (108,477)             (805,357)
      Non-cash compensation.......................................               69,958                    --                69,958
      Common stock issued as compensation for services ...........              222,500                    --               222,500
      Increase in assets:
        Accounts receivable ......................................              (76,187)               (5,853)              (82,040)
        Prepaid expenses .........................................             (227,085)               (8,690)             (235,775)
        Other current assets .....................................               (8,206)              (44,957)              (53,163)
        Other long-term assets and intangibles ...................             (665,243)              (27,337)             (692,580)
      Increase in liabilities:
        Accounts payable .........................................              402,985               158,861               561,846
        Accrued expenses .........................................              170,992                30,253               201,245
                                                                            -----------           -----------           -----------
             Net cash used in operating activities ...............           (5,756,596)             (536,082)           (6,292,678)
                                                                            -----------           -----------           -----------
Cash flows from investing activities:
   Purchases of property and equipment ...........................             (416,587)              (10,884)             (427,471)
                                                                            -----------           -----------           -----------
             Net cash used in investing activities ...............             (416,587)              (10,884)             (427,471)
                                                                            -----------           -----------           -----------
Cash flows from financing activities:
   Issuance of common stock ......................................            5,690,005               600,000             6,290,005
   Proceeds from note payable ....................................              188,957                    --               188,957
   Proceeds from notes payable, shareholders .....................                   --               700,000               700,000
   Principal payments on notes payable, shareholders .............             (700,000)                   --              (700,000)
   Common stock issued in merger for net assets ..................              268,646                    --               268,646
                                                                            -----------           -----------           -----------
             Net cash provided by financing activities ...........            5,447,608             1,300,000             6,747,608
                                                                            -----------           -----------           -----------
Net increase (decrease) in cash and cash equivalents .............             (725,575)              753,034                27,459
Beginning cash and cash equivalents ..............................              753,034                    --                    --
                                                                            -----------           -----------           -----------
Ending cash and cash equivalents .................................          $    27,459               753,034                27,459
                                                                            ===========           ===========           ===========

Supplemental non-cash disclosures:
     The Company's initial contribution in the investment in Contego, LLC was a note payable in the amount of $868,000. The Company subsequently paid this note along with accrued interest of $17,411.

See accompanying notes to consolidated financial statements.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  NATURE OF ORGANIZATION

          Intelispan Ventures, Inc. dba Intelispan, Inc. (the Company) was incorporated on September 15, 1997 and is currently in the development stage. The Company was formed with the intention of providing a comprehensive package of data communication services designed to meet the developing global communications and electronic commerce needs of businesses and other organizations. Management anticipates incurring additional losses as they pursue their development efforts.

     (b)  MERGER

          The Company (accounting acquirer) entered into a Plan of Merger and Reorganization (the merger) as of July 27, 1998 whereby the legal acquirer, Equipment Leasing and Sales Corporation (ELSC), was merged with the Company using the purchase method of accounting. Under the terms of the merger, shareholders of the Company received one share of ELSC stock for every 1.131769 shares and/or warrants owned as of the merger effective date. Immediately upon closing, the officers and directors of ELSC resigned and were replaced by the Company's officers and directors. Additionally, ELSC changed its name to Intelispan, Inc.

     (c)  PRINCIPLES OF CONSOLIDATION

          The Company held a 43% interest in Contego, LLC as of December 31, 1997. On September 28, 1998, the CEO of Intelispan, Peter Nelson, transferred his 8% interest in Contego to the Company in accordance with a previous shareholder investment agreement. Additionally, on November 30, 1998, the Company acquired an additional 9.36% as a result of contributing $400,000 in a capital call that was not met by the other members of Contego.

     (d)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (e)  CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     (f)  PROPERTY AND EQUIPMENT

          Property and equipment is recorded at cost. Depreciation of equipment is determined using straight-line method over the estimated useful lives of the related assets, which is seven years for furniture and fixtures and three to five years for equipment and software. Depreciation expense charged to operations during the period from inception (September 15, 1997) to December 31, 1998 was $49,801.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


     (g)  INTANGIBLES

          Intangibles are recorded at cost and are amortized over their estimated useful lives using the straight-line method. Intangibles at December 31, 1998 and 1997 respective amortization periods are as follows:

                                                 DECEMBER 31,
                                     --------------------------------------
                                           1998                 1997
                                     ------------------   -----------------

   Software code                  $        827,628              827,628              5 years
   Product license fee                     400,000                   --              5 years
   Product license fee                      25,000                   --              2 years
   Trademarks                                8,222                8,002             15 years
   Other                                    22,527                5,500              5 years
                                     ------------------   -----------------
                                         1,283,377              841,130
   Accumulated amortization               (254,055)             (41,749)
                                     ------------------   -----------------

                                  $      1,029,322              799,381
                                     ==================   =================

     (h)  ADVERTISING COSTS

          Advertising costs are expensed at the time the advertisement takes place. Advertising expense charged to operations during the period from inception (September 15, 1997) to December 31, 1998 was $362,927. There were no advertising costs recorded as prepaid expenses as of December 31, 1998.

     (i)  COST OF ABANDONED ACQUISITION

          The Company abandoned a planned acquisition on September 30, 1998. In accordance with the merger and acquisition agreement, the Company was required to pay a break-up fee and legal fees of the intended acquiree. The negotiated fee included in 1998 expenses was $165,909 and the corresponding legal fees totaled $59,641.

     (j)  STOCK BASED COMPENSATION

          In accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the Company measures stock-based compensation expense as the excess of the market price on date of grant over the amount the employee must pay for the stock. The Company's policy is to generally grant stock options at fair market value at the date of grant, therefore no compensation expense is recognized. As permitted, the Company has elected to adopt only the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation (see note 9).

     (k)  LOSS PER SHARE OF COMMON STOCK

          The Company has adopted SFAS No. 128, Earnings per Share. Basic earnings (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings (loss) of the Company. In

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

          calculating net loss per common share, common stock equivalent shares of 2,060,947 consisting of stock options and warrants have been excluded because their inclusion would have been anti-dilutive.

     (1) IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

          The Company accounts for long-lived assets under the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(2)  LIQUIDITY

     The Company has incurred net losses of $5,140,602 and $572,608 in 1998 and 1997, respectively. The Company is in the development stage and has recorded a minimal amount of revenue in 1998 and 1997. Despite its negative cash flow, the Company has been able to secure investor financing to support its operations to date, based on sales of common stock. Going forward, significant amounts of additional cash will be needed to implement the proposed business plan and to fund losses until the Company has began to record revenue. While there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its operations.

     The Company's independent public accountants have included a "going concern" emphasis paragraph in their audit report accompanying the 1998 and 1997 consolidated financial statements. The paragraph states that the Company's recurring losses, working capital deficiency and the deficit accumulated during the development stage raise substantial doubt about the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

(3)  EQUIPMENT

     Equipment at December 31, 1998 and 1997 consists of the following:

                                                                   DECEMBER 31,                       ESTIMATED
                                                      ----------------------------------------
                                                             1998                 1997               USEFUL LIFE
                                                      -------------------   ------------------    ------------------

          Furniture and fixtures                   $        202,540                 4,500              7 years
          Computer equipment and software                   219,743                 6,384              3 years
          Office equipment                                    5,188                    --              5 years
                                                      -------------------   ------------------
                                                            427,471                10,884
          Less accumulated depreciation                     (50,800)                 (977)
                                                      -------------------   ------------------

                                                   $        376,671                 9,907
                                                      ===================   ==================

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(4)  NOTE PAYABLE

     In September 1998, the Company entered into a financial advisory services agreement with a third party. The term of the agreement is three years, unless terminated by either party before the end of the term. In exchange for the agreed upon financial advisory services, the Company is obligated to pay the third party an initial payment of $30,000 (expensed during 1998), a fee of $4,000 per month over term of the agreement, and $250,000 non-interest bearing note payable, due October 11, 2001. The Company has imputed interest at 11% per annum and charged interest expense, accordingly. The non-interest portion of the note, $180,000, is being amortized over the term of the agreement on a straight-line basis. The indebtedness evidenced by the note shall be subordinate and junior to any present or future debts and obligations, whether secured or unsecured, arising from the borrowing of money from a bank, trust company, insurance company, pension trust fund, or other financial institution.

(5)  LEASE OBLIGATIONS

     The Company has entered into lease agreements for office space and office equipment. These leases have been accounted for as operating leases by the Company. The Company expects to renew or replace the leases in the ordinary course of business. The leases expire from 1999 to 2000 and total payments are currently approximately $17,719 per month. Expense charged to operations related to the leases during the period from inception (September 15, 1997) to December 31, 1998 was approximately $164,546.

       Future minimum payments required for years after 1998 are as follows:

      Year ending December 31:
          1999                                  $      213,457
          2000                                          10,282
                                                ---------------

                                                 $     223,739
                                                ===============

(6)  INCOME TAXES

     For the years ended December 31, 1998 and 1997, the Company generated a net loss for both financial reporting and income tax purposes, therefore no income tax provision has been recorded.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's primary deferred taxes result from net operating loss carryforwards and tax depreciation and amortization in excess of book depreciation and amortization. The Company recorded a valuation allowance offsetting its entire net deferred tax asset due to its limited earnings history and the fact that management believes it is more likely than not that the deferred tax assets will not be realized.

     The Company has available approximately $4,500,000 in net operating losses which may be carried forward to offset future federal taxable income for fifteen years and state taxable income for five years.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


(7)  STOCKHOLDERS' EQUITY

     (a)  STOCK PURCHASE AGREEMENT

          In September 1997, the Company completed an equity financing with a small group of investors. The Stock Purchase Agreement ("SPA") originally called for an initial investment of $660,000, issuance of 918,474 shares, and continued investment at periodic intervals culminating in a cumulative investment of $3,500,000 and ownership of 49% of the total common stock outstanding. In January 1998, the original SPA was nullified and replaced with a revised SPA resulting in a refund of the initial investment. The revised SPA called for an initial investment of $600,000, issuance of 303,630 shares in addition to the 918,474 previously issued, provided for 5,784,639 incentive shares to be issued to the investors covered under the revised SPA for their efforts in raising additional capital in the January 1998 private placement offering.

     (b)  PRIVATE PLACEMENT OFFERINGS

          The Company completed two equity financings during 1998. A private placement offering at $2.00 per share was begun in January 1998 resulting in additional funds of $3.325 million invested in the Company. A second equity offering was begun in July 1998 that raised additional capital of $2,365,005 net of $195,000 in costs. The July offering was priced at $7.50 per unit which consisted of one share of common stock and one-half of a warrant. The warrant granted the holder the option to purchase additional shares at $8.00 if exercised within one year of purchase or $8.50 if exercised in the second year. A total of 170,667 options are outstanding as of December 31, 1998. The Company has made verbal commitments to the July investors that they will be offered the option to convert their investment to the same terms and conditions of the Company's next private offering. The next equity financing to be undertaken by the Company is expected to be at $2.00 per share and will not include any warrants. Should the July investors elect to convert to the new offering, it is estimated that additional shares of 938,669, will be issued at no additional cost to the investors.

     (c)  SHARES ISSUED TO CONSULTANT

          The Company entered into an agreement with a consultant to assist with the merger completed in July 1998. The agreement called for a cash payment of $75,000 and issuance of 102,500 post-merger shares upon successful completion of the merger. The Company recorded total expense of $275,000 in 1998 related to the agreement.

(8)  PENSION PLAN

     The Company has a SIMPLE Plan (the Plan) which covers all employees who have earned or are expected to earn at least $5,000 during the year or who have been employed by the Company for six months. Eligible employees may elect to defer up to $6,000 each year. The Company matches employee deferrals up to 3% of an employee's salary. During the period from inception (September 15, 1997) to December 31, 1997 and the year ended December 31, 1998, the Company contributed $0 and $19,297, respectively, to the plan.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(9)  STOCK OPTION PLAN

     The Company adopted The Intelispan, Inc. Performance Equity Plan (the "Option Plan") in September 1998. The Option Plan provides for the issuance of stock options (incentive and non-qualified), restricted stock grants and other stock-based awards granting the right to purchase up to 2,704,670 shares of common stock to employees, directors and consultants. Under the stock option provisions of the Option Plan, options may be granted to purchase shares of the Company's common stock at not less than fair market value at the date of grant, and are exercisable for a period not exceeding ten years from that date.

     Effective with the adoption of the Option Plan, the Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company will measure stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock. SFAS No. 123 requires disclosure of pro forma net earnings and pro forma net earnings per share as if the fair value based method had been applied in measuring compensation expense for awards granted.

     At December 31, 1998, there were 966,570 shares available for grant under the Option Plan. The per share weighted-average fair value of stock options granted under the Option Plan for the year ended December 31, 1998 was $0.79 based on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0%, expected volatility of 47%, risk-free interest rate of 6% and an expected life of 1.5 to 3 years.

     The following table summarizes the activity under this plan:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                       NUMBER               EXERCISE             EXERCISE
                                     OF OPTIONS              PRICE                 PRICE             EXERCISABLE
                                  ------------------   -------------------   ------------------   ------------------

          Granted                       1,746,600        $0.01 - $9.00             $4.21
          Exercised                        (5,000)           $0.01                 $0.01
          Forfeitures                      (8,500)           $4.00                 $4.00
                                  ------------------   -------------------   ------------------

    Outstanding 12/31/98                1,733,100        $4.00 - $9.00             $4.23                716,880
                                  ==================   ===================   ==================   ==================

       The following table summarizes information about the stock options outstanding at December 31, 1998:

                                                         WEIGHTED              WEIGHTED                               WEIGHTED
                                                          AVERAGE              AVERAGE                                 AVERAGE
            RANGE OF                OPTIONS              REMAINING             EXERCISE             OPTIONS           EXERCISE
         EXERCISE PRICE           OUTSTANDING              LIFE                 PRICE             EXERCISABLE           PRICE
      ----------------------    -----------------    ------------------   -------------------   ----------------   ----------------
              $4.00                  1,651,100             9.72                 $4.00                 634,880           $4.00
          $7.50 - $9.00                 82,000             1.59                 $8.80                  82,000           $8.80
                                -----------------    ------------------   -------------------   ----------------   ----------------

          $4.00 - $9.00              1,733,100             7.33                 $4.23                 716,880           $4.55
                                =================    ==================   ===================   ================   ================

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


       Three employees have entered into an agreement with the Company that grants them a put right covering 50,000 of their options. The put grants them the right to have the Company purchase half of their shares at market value during the week of January 18, 1999 and the remaining half at market value during the week of June 14, 1999. Market value is capped at $5.00 for 20,000 of the options and $6.00 for the remaining 30,000. At the Company's discretion, if the employee elects to invoke their right, the Company can delay payment for thirty days depending upon cash availability.

       The Company initiated a private placement offering on July 31, 1998 to raise additional capital (see note 7). In conjunction with this offering, a total of 51,465 options were awarded to a finder granting the holder the right to purchase additional shares at $7.50 per share that expire July 31, 2000. A total of 105,715 options, of which 78,215 are fully vested, have been issued to financial advisory consultants with exercise prices ranging from $3.25 to $7.50. These options are not part of the Option Plan and are not included in the summary table information above.

       On January 15, 1999, the Board of Directors of the Company approved a repricing of incentive stock options and non-qualified options granted to employees and non-employee directors on September 18, 1998. The previous exercise price of $4.00 per share was repriced to $2.50 per share. Options for 1,651,100 shares were repriced.

       Common stock received through the exercise of non-qualified options results in a tax deduction for the Company equivalent to the taxable income recognized by the optionee at time of exercise. For financial reporting purposes, the tax effect of this deduction is accounted for as a credit to additional-paid-in-capital rather than as a reduction of income tax expense. There were no exercises of such options during the period ended December 31, 1998. A stock grant for 5,000 shares exercisable at no cost to the holder was awarded to a consultant in 1998 under the Option Plan. Accordingly, $22,500 of expense was recorded for fiscal 1998.

       The Company applies APB Opinion No. 25 in accounting for its various stock plans and, accordingly, no compensation costs for the Option Plan are reflected in the consolidated financial statements. Had the Company determined compensation cost in accordance with SFAS No. 123, the Company's net loss per share would have increased the pro forma amounts indicated below:

                                                                   SEPTEMBER 15,
                                                                     1997 TO
                                                                    DECEMBER 31,
                                                                       1998
                                                                  --------------
Net loss:
    As reported                                                   $  (5,783,168)
                                                                  =============

    Pro forma (unaudited)                                         $  (7,286,863)
                                                                  =============

Net loss per common share:
    As reported                                                   $       (0.39)
                                                                  =============

    Pro forma (unaudited)                                         $       (0.49)
                                                                  =============

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


(10) SIGNIFICANT SUPPLIER

     The Company currently contracts its private IP network backbone services from an independent third party. This network serves as the platform for most of the Company's services and is a key enabling component of the Company's product offering. The current contract for supply of the network expires in September 2003 and contains automatic one year renewal options unless canceled by either party. Additionally, the supplier can elect to discontinue offering the service as part of its business operations upon sixty days notice. The contract also contains provisions for guaranteed minimum monthly billing commitments that the Company must meet. Shortfalls in billed revenue for each of the first twelve months ending April 1999 are added to the guaranteed commitment levels in the corresponding months of year three of the contract. Beginning with the first month of year two, May 1999, a minimum monthly payment of $100,000 will be due each month thereafter.

(11) LEGAL PROCEEDING

     In December 1998, the Company received a copy of a lawsuit from an individual that alleges a broad variety of claims that the defendants misrepresented facts to him and/or improperly operated Contego, LLC (a majority-owned subsidiary of Intelispan) for their own benefit, to his detriment. The individual claims that these actions reduced the value of Contego, in which he claims to own an 8% interest, from $15 to $20 million to virtually no value. He requests damages in excess of $1.6 million plus unspecified exemplary damages and the rights to the Contego name and trademarks. The Company has not yet filed a response to the lawsuit.

(12) SUBSEQUENT EVENTS

     The Company has verbally reached an agreement in principal to acquire the remaining 39.64% ownership interest in Contego that it does not presently control. The anticipated purchase price of $1,585,600 is expected to be paid entirely in common voting stock of the Company based on a price of $2.75 per share or 576,582 shares. A letter of intent is currently being negotiated between the parties to the proposed transaction.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                           Consolidated Balance Sheet
                               September 30, 1999
                                    Unaudited



                                                                                                  SEPTEMBER 30,
                                           ASSETS                                                     1999
                                                                                                --------------
Current assets:
   Cash and cash equivalents.............................................................       $       91,940
   Accounts receivable...................................................................              442,914
   Prepaid expenses......................................................................              113,620
   Other current assets..................................................................               47,258
                                                                                                --------------
                  Total current assets...................................................              695,732
Property and equipment, net..............................................................              262,420
Intangibles, net.........................................................................              833,625
Other long-term assets...................................................................              228,312
                                                                                                --------------
                                                                                                $    2,020,089
                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Accounts payable.........................................................................       $      389,129
Accrued liabilities......................................................................            1,130,307
Notes payable ...........................................................................            1,416,156
                                                                                                --------------
                  Total current liabilities..............................................            2,935,594
Note payable.............................................................................              200,831
Minority interest........................................................................               27,050

Commitments, contingency and subsequent event (notes 4, 5, 6 and 7)......................
Shareholders' equity (deficiency):
   Preferred Stock, $.0001 par value; 25,600 shares issued and outstanding...............                    3
   Common Stock, $.0001 par value; 100,000,000 shares authorized, issued and outstanding
     18,810,546 shares...................................................................                1,881
   Paid-in capital.......................................................................            8,273,222
   Deficit accumulated during the development stage......................................           (9,418,492)
                                                                                                --------------
                  Total shareholders' equity (deficiency)................................           (1,143,386)
                                                                                                --------------
                                                                                                $    2,020,089
                                                                                                ==============


See accompanying notes to unaudited consolidated financial statements.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      Consolidated Statements of Operations
              For the nine months ended September 30, 1999 and 1998
                                    Unaudited



                                                                                                                      CUMULATIVE
                                                                                          SEPTEMBER 30,              AMOUNTS FROM
                                                                                     1999               1998           INCEPTION
                                                                                 -------------     -------------     ------------

Revenue....................................................................      $     485,627            69,766         626,526
Costs of sales.............................................................            391,465            73,970         540,946
                                                                                 -------------     -------------     -----------
                  Gross profit (loss)......................................             94,162            (4,204)         85,580
                                                                                 -------------     -------------     -----------
Operating expenses:
   Selling.................................................................            244,508           845,382       1,636,366
   General and administrative..............................................          3,467,256         3,079,835       8,451,521
   Cost of abandoned acquisition...........................................                --            225,550         225,550
                                                                                 -------------     -------------     -----------
                  Total operating expenses.................................          3,711,764         4,150,767      10,313,437
                                                                                 -------------     -------------     -----------
                  Operating loss...........................................         (3,617,602)       (4,154,971)    (10,227,857)
Interest expense...........................................................            (84,553)           (9,036)       (104,102)
Interest income............................................................                159            36,210          41,438
Other income...............................................................              1,492             2,806           1,492
Minority interest..........................................................             65,180           437,285         870,537
                                                                                 -------------     -------------     -----------
                  Net loss.................................................      $  (3,635,324)       (3,687,706)     (9,418,492)
                                                                                 =============     =============     ===========
Net loss per common share - basic and diluted..............................      $       (0.19)            (0.22)
                                                                                 =============     =============
Weighted average common shares outstanding.................................         18,964,816        17,135,181
                                                                                 =============     =============


See accompanying notes to unaudited consolidated financial statements.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 Consolidated Statement of Shareholders' Equity

                  For the nine months ended September 30, 1999
                                    Unaudited


                                                             PREFERRED                      COMMON
                                             PREFERRED        SHARE          COMMON          SHARE
                                               SHARES        AMOUNTS         SHARES         AMOUNTS
                                            -----------    -----------    -----------     -----------
Balances, December 31,
   1998.................................             --    $        --     18,377,471     $     1,837
Common shares issued in
   January 1999 private
   offering, net of $64,800 costs.......             --             --        500,001              50
Common shares converted
   to Preferred shares..................         25,600              3       (341,334)            (34)
Issuance of warrants to third
   parties for services and
   in connection with debt
   financing............................             --             --             --              --
Common shares issued as
   compensation for services............             --             --        274,408              28
Net loss................................             --             --             --              --
                                            -----------    -----------    -----------     -----------
Balances, September 30, 1999............         25,600    $         3     18,810,546     $     1,881
                                            ===========    ===========    ===========     ===========



                                                                                TOTAL
                                               ADDITIONAL                    SHAREHOLDERS'
                                                 PAID-IN     ACCUMULATED       EQUITY
                                                 CAPITAL       DEFICIT       (DEFICIENCY)
                                               -----------    -----------     -----------
Balances, December 31,
   1998.................................         6,779,314     (5,783,168)        997,983
Common shares issued in
   January 1999 private
   offering, net of $64,800 costs.......           635,150             --         635,200
Common shares converted
   to Preferred shares..................                31             --               0
Issuance of warrants to third
   parties for services and
   in connection with debt
   financing............................           446,250             --         446,250
Common shares issued as
   compensation for services............           412,477             --         412,505
Net loss................................                --     (3,635,324)     (3,635,324)
                                               -----------    -----------     -----------
Balances, September 30, 1999............         8,273,222     (9,418,492)     (1,143,386)
                                               ===========    ===========     ===========


See accompanying notes to unaudited consolidated financial statements.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      Consolidated Statements of Cash Flows

              For the nine months ended September 30, 1999 and 1998
                                    Unaudited

                                                                                                                   Cumulative
                                                                                           SEPTEMBER 30,          Amounts from
                                                                                         1999           1998       Inceptions
Cash flows from operating activities:
   Net loss...................................................................     $   (3,635,324)   (3,687,706)    (9,418,492)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
      Depreciation and amortization...........................................            288,658       183,154        592,514
      Bad debt expense........................................................             17,451           --          17,451
      Loss on sale of property and equipment..................................              5,597           --           5,597
      Minority interest.......................................................            (65,180)     (437,285)      (870,537)
      Net-Cash Compensation...................................................                 --        69,958         69,958
      Common stock issued as compensation for services........................            858,753       222,500      1,081,253
      Increase in assets:
        Accounts receivable...................................................           (378,325)      (54,511)      (460,365)
        Prepaid expenses......................................................            122,155      (567,840)      (113,620)
        Other current assets..................................................              5,905        14,477        (47,258)
        Other long-term assets and intangibles................................              9,519      (666,807)      (683,061)
      Increase in liabilities:
        Accounts payable......................................................           (172,717)      707,152        389,129
        Accrued expenses......................................................            929,064       168,631      1,130,309
                                                                                   --------------  ------------    ------------
             Net cash used in operating activities............................         (2,014,444)   (4,048,277)    (8,307,122)
                                                                                   --------------  ------------    ------------
Cash flows from investing activities:
   Proceeds from sale of property and equipment...............................             40,000           --          40,000
   Purchases of property and equipment........................................            (24,307)     (355,506)      (451,778)
                                                                                   --------------  ------------    ------------
             Net cash provided/ (used) in investing activities................             15,693      (355,506)      (411,778)

Cash flows from financing activities:
   Issuance of common stock...................................................            635,200     5,690,005      6,925,205
   Subscription receivable....................................................                 --    (1,500,000)            --
   Proceeds from note payable.................................................          1,428,032       180,001      2,316,989
     Principal payments on notes payable, shareholders........................                 --     (700,000)       (700,000)
   Common stock issued in merger for net assets...............................                 --       268,646        268,646
                                                                                   --------------  ------------    ------------
             Net cash provided by financing activities........................          2,063,232     3,938,652      8,810,840
                                                                                   --------------  ------------    ------------
Net increase (decrease) in cash and cash equivalents..........................             64,481      (465,131)        91,940
Beginning cash and cash equivalents...........................................             27,459       753,034             --
                                                                                   --------------  ------------    ------------
Ending cash and cash equivalents..............................................     $       91,940       287,903         91,940
                                                                                   ==============  ============    ============

See accompanying notes to unaudited consolidated financial statements.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998




(1)  GENERAL

     The unaudited consolidated financial statements for the nine months ended September 30, 1999 and 1998, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, that management considers necessary for a fair presentation of the information set forth below. The results of operations for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of the results for the full year.

     (a)  NATURE OF ORGANIZATION

          Intelispan Ventures, Inc. dba Intelispan, Inc. (the Company) was incorporated on September 15, 1997 and is currently in the development stage. The Company was formed with the intention of providing a comprehensive package of data communication services designed to meet the developing global communications and electronic commerce needs of businesses and other organizations. Management anticipates incurring additional losses as they pursue their development efforts.

     (b)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  LIQUIDITY

     For the nine month period ended September 30, 1999, the Company incurred net losses of $3,635,324. The Company has incurred net losses of $5,140,602 and $572,608 in 1998 and 1997, respectively. The Company is in the development stage and has recorded a minimal amount of revenue in 1998 and 1997. Despite its negative cash flow, the Company has been able to secure investor financing to support its operations to date, based on sales of common stock. Going forward, significant amounts of additional cash will be needed to implement the proposed business plan and to fund losses until the Company has began to record revenue. While there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its operations. In December 1999, the Company raised approximately $10.9 million of net proceeds in a private placement (see note 7).

(3)  SHAREHOLDERS' EQUITY

     In January 1999, the Company completed a private placement offering in which 500,001 shares of common stock were issued at $1.40 per share resulting in net additional funds of approximately $635,200 invested in the Company.

     In December 1999, the Company issued a private placement memorandum offering up to 250 units ("Units") at a price of $100,000 per Unit. Each Unit consists of (a) 133,333 shares of common stock of the Company, and (b) a warrant to purchase 66,667 shares of common stack at an exercise price of $0.75 per share ("Warrant). The Warrants are callable by the Company under certain circumstances. In December 1999, the Company sold 139.5 Units resulting in gross additional funds of approximately $14 million invested in the Company.

     SHARES ISSUED TO THIRD PARTIES

     During 1999, the Company entered into agreements with a consultant to provide market consulting services. The agreements called for the issuance of 102,857 common stock shares in exchange for the consulting services. The Company recorded total expense of $127,714 in 1999 related to the agreements.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998


     In January 1999, the Company entered into an agreement with a public relations and direct marketing advertising firm to provide various consulting and marketing services to the Company. In exchange for the services, the Company issued 108,000 shares of the Company's restricted common stock to the firm. The Company recorded total expense of $202,500 in 1999 related to the agreement. As part of the agreement, the firm also purchased 42,000 shares of the Company's common stock as part of the Company's 504 private placement offering. In addition, the firm was granted an option to purchase 200,000 shares of the Company's common stock, exercisable as follows: (1) 100,000 shares exercisable at $7.00 per share, and (2) 100,000 shares exercisable at $9.00 per share. The term of the option shall expire twelve (12) months from the day the shares underlying the option are registered. The Company used the Black-Scholes option pricing model to value the option and recorded total expense of $242,250 in 1999 related to the option.

     In July 1999, the Company entered into an agreement with a consultant to resolve outstanding payment issues due the consultant for services provided by the consultant in 1998. As part of the agreement, the Company issued 21,551 shares of restricted common stock to the consultant for full payment of the amount due for prior services. Also, the exercise price for the warrant to purchase up to 32,000 shares of the Company's common stock was reduced to $4.00 per share.

(4)  STOCK OPTION PLAN

     The Company adopted The Intelispan, Inc. Performance Equity Plan (the "Option Plan") in September 1998. The Option Plan provides for the issuance of stock options (incentive and non-qualified), restricted stock grants and other stock-based awards granting the right to purchase up to 2,704,670 shares of common stock to employees, directors and consultants. Under the stock option provisions of the Option Plan, options may be granted to purchase shares of the Company's common stock at not less than fair market value at the date of grant, and are exercisable for a period not exceeding ten years from that date.

     Effective with the adoption of the Option Plan, the Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company will measure stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock. SFAS No. 123 requires disclosure of pro forma net earnings and pro forma net earnings per share as if the fair value based method had been applied in measuring compensation expense for awards granted.

     At September 30, 1999, there were 43,362 shares available for grant under the Option Plan. The per share weighted-average fair value of stock options granted under the Option Plan for the period ended September 30, 1999 was $1.33 based on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0%, expected volatility of 204%, risk-free interest rate of 6% and an expected life of 1.5 years.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998



       The following table summarizes the activity under this plan:

                                                                                             WEIGHTED
                                                                                              AVERAGE
                                                   NUMBER               EXERCISE             EXERCISE
                                                 OF OPTIONS              PRICE                 PRICE             EXERCISABLE
                                              ------------------   -------------------   ------------------   ------------------
      Outstanding 12/31/98                          1,733,100        $4.00 - $9.00             $4.23                716,880

          Granted 1/1/99 through 9/30/99
                                                      944,708        $0.01 - $2.75             $1.78
          Exercised                                  (262,408)       $0.00 - $2.00             $0.23
          Forfeitures                                 (21,500)       $2.50 - $3.00             $2.50
                                              ------------------   -------------------   ------------------

      Outstanding 9/30/99                           2,393,900        $0.00 - $3.00             $2.65              1,340,295
                                              ==================   ===================   ==================   ==================


       The following table summarizes information about the stock options outstanding at September 30, 1999:

                                                         WEIGHTED              WEIGHTED                               WEIGHTED
                                                          AVERAGE              AVERAGE                                 AVERAGE
            RANGE OF                OPTIONS              REMAINING             EXERCISE             OPTIONS           EXERCISE
         EXERCISE PRICE           OUTSTANDING              LIFE                 PRICE             EXERCISABLE           PRICE
      ----------------------    -----------------    ------------------   -------------------   ----------------   ----------------
          $0.00 - $3.00              2,311,900             9.19                 $2.46               1,258,295           $2.49
          $7.50 - $9.00                 82,000             0.84                 $8.80                  82,000           $8.80
                                -----------------    ------------------   -------------------   ----------------   ----------------

          $0.00 - $9.00              2,393,900             8.90                 $2.65               1,340,295           $2.81
                                =================    ==================   ===================   ================   ================


     Three employees have entered into an agreement with the Company that grants them a put right covering 50,000 of their options. The put grants them the right to have the Company purchase half of their shares at market value during the week of January 18, 1999 and the remaining half at market value during the week of June 14, 1999. Market value is capped at $5.00 for 20,000 of the options and $6.00 for the remaining 30,000. At the Company's discretion, if the employee elects to invoke their right, the Company can delay payment for thirty days depending upon cash availability. Two of the employees exercised their rights to exercise a total of 15,000 options each, 30,000 in the aggregate, during 1999.

     On January 15, 1999, the Board of Directors of the Company approved a repricing of incentive stock options and non-qualified options granted to employees and non-employee directors on September 18, 1998. The previous exercise price of $4.00 per share was repriced to $2.50 per share. Options for 1,651,100 shares were repriced.

     Common stock received through the exercise of non-qualified options results in a tax deduction for the Company equivalent to the taxable income recognized by the optionee at time of exercise. For financial reporting purposes, the tax effect of this deduction is accounted for as a credit to additional-paid-in-capital rather than as a reduction of income tax expense. There were no

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998


     exercises of such options during the period ended December 31, 1998. Stock grants for 232,408 shares exercisable at no cost to the holders were awarded to consultants in 1999 under the Option Plan. Accordingly, $329,714 of expense was recorded for fiscal 1999.

     The Company applies APB Opinion No. 25 in accounting for its various stock plans and, accordingly, no compensation costs for the Option Plan are reflected in the consolidated financial statements. Had the Company determined compensation cost in accordance with SFAS No. 123, the Company's net loss per share would have increased the pro forma amounts indicated below:

                                                                                  NINE MONTHS ENDED
                                                                                     SEPTEMBER 30
                                                                              1999                   1998
                                                                       ------------------      ---------------
      Net loss:
           As reported............................................     $      (3,635,324)      $    (3,687,706)
                                                                       ==================      ================

           Pro forma (unaudited)..................................     $      (4,170,328)      $    (5,849,156)
                                                                       ==================      ================

      Net loss per common share:
           As reported............................................     $           (0.19)      $         (0.22)
                                                                       ==================      ================

           Pro forma (unaudited)..................................     $           (0.21)      $         (0.31)
                                                                       ==================      ================

(5)  NOTES PAYABLE

     During the period July 1, 1999 through September 30, 1999, the Company received convertible debt financing in the amount of $600,000 from a third party. Subsequent to September 30, 1999, the Company received an additional $150,000 from that party in additional convertible debt financing. The notes payable are due on June 30, 2000 and bear interest at the rate of 15% per annum and also have a premium of 10% of the principal amount. In conjunction with the notes, the Company also issued warrants to purchase 520,000 shares of the Company's common stock at a price of $1.05 per share. In December 1999, the third party converted the notes payable and accrued interest into shares of common stock as part of the Company's private placement memorandum dated December 13, 1999.

     In March 1999 and April 1999, the Company received convertible debt financing in the amount of $206,250 from a third party. On June 22, 1999, the Company issued a $1,000 promissory note to the third party in exchange for extending the due dates of each note to October 31, 1999. The notes payable bear interest at the rate of 10% per annum. In December 1999, the third party converted $150,000 of the notes payable into shares of common stock as part of the Company's private placement memorandum dated December 13, 1999. The remaining principal balance and accrued interest will be repaid to the third party from net proceeds of the December 1999 private placement.

     In April 1999, the Company entered into a Standstill Agreement with another corporation in connection with a proposed merger. Under that agreement, the corporation advanced the sum of $800,000 to the Company over the period of April 1999 through June 1999. In November 1999, the Company and the corporation terminated the negotiations of the proposed merger. As a result, the Company and the corporation entered into a Settlement Agreement in December 1999. As part of the Settlement Agreement, the Company agreed to repay a negotiated amount of $846,000 to the corporation in connection with the funds advanced to the Company under the Standstill Agreement.

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998



     The Company repaid $846,000 to the corporation in December 1999 from the net proceeds of the December 1999 private placement.

(6)  SIGNIFICANT SUPPLIER

     The Company currently contracts its private IP network backbone services from an independent third party. This network serves as the platform for most of the Company's services and is a key enabling component of the Company's product offering. The current contract for supply of the network expires in September 2003 and contains automatic one year renewal options unless canceled by either party. Additionally, the supplier can elect to discontinue offering the service as part of its business operations upon sixty days notice. The contract also contains provisions for guaranteed minimum monthly billing commitments that the Company must meet. Shortfalls in billed revenue for each of the first twelve months ending April 1999 are added to the guaranteed commitment levels in the corresponding months of year three of the contract. Beginning with the first month of year two, May 1999, a minimum monthly payment of $100,000 will be due each month thereafter.

     In November 1999, the third party informed the Company that it would suspend the payment of the Company's monthly minimum usage commitment. The Company continues to accrue the $100,000 monthly minimum usage commitment under this agreement, and all amounts payable under this agreement will be due to the third party upon 30 days' notice to the Company. At September 30, 1999 the Company has accrued $500,000 for this supplier.

(7)  SUBSEQUENT EVENT

     Subsequent to September 30, 1999 the Company assumed an additional 6.4% interest in Contego, LLC pursuant to the terms of a lawsuit settlement. Consequently, the Company will hold an approximate 66.8% interest in Contego, LLC.

     LEGAL PROCEEDING

     In December 1998, the Company received a copy of a lawsuit from an individual that alleges a broad variety of claims that the defendants misrepresented facts to him and/or improperly operated Contego, LLC (a majority-owned subsidiary of Intelispan) for their own benefit, to his detriment. The individual claims that these actions reduced the value of Contego, in which he claims to own an 8% interest, from $15 to $20 million to virtually no value. He requests damages in excess of $1.6 million plus unspecified exemplary damages and the rights to the Contego name and trademarks. The Company has not yet filed a response to the lawsuit.

     In November 1999, the Company settled this lawsuit. The Company paid the individual $75,000 cash and, in exchange, the individual's ownership interest in Contego, LLC was assigned to the Company.

     In October 1999, a lender made available to the Company up to $1.0 million in Bridge Financing. During the period October 1999 through December 1999, the Company borrowed an aggregate of $595,000 from the lender and its designees, evidence by Bridge Notes. The lender and its designees converted the Bridge Notes into shares of common stock as part of the Company's private placement memorandum dated December 13, 1999. In connection with the Bridge Financing, the Company issued to the lender and its designees Bridge Warrants to purchase 10,000,000 shares of

                                INTELISPAN, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998


     common stock at an exercise price of $.01 per share, which the lender and its designees exercised in December 1999. The Company recognized a non-cash charge of approximately $14.9 million during the year ended December 31, 1999 related to the write-off of unamortized financing costs incurred as a result of the bridge warrants' exercise price substantially below the fair market value on the date of issuance.

------------------------------------------------------
YOU SHOULD RELY ONLY ON THE  INFORMATION  CONTAINED IN
THIS  PROSPECTUS.  WE HAVE NOT  AUTHORIZED  ANYONE  TO
PROVIDE  YOU  WITH  INFORMATION  DIFFERENT  FROM  THAT
CONTAINED  IN  THIS  PROSPECTUS.  WE ARE  OFFERING  TO
SELL,  AND  SEEKING  OFFERS  TO BUY,  SHARES OF COMMON
STOCK  ONLY IN  JURISDICTIONS  WHERE  OFFERS AND SALES
ARE  PERMITTED.  THE  INFORMATION  CONTAINED  IN  THIS
PROSPECTUS  IS  ACCURATE  ONLY AS OF THE  DATE OF THIS
PROSPECTUS,  REGARDLESS  OF THE  TIME OF  DELIVERY  OF
THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.





                 --------------------





                                                  Page

Summary.........................................  1
Risk Factors....................................  4
Forward Looking Statements...................... 12
Use of Proceeds................................. 12
Price Range of Common Stock..................... 13
Dividend Policy................................. 13
Selected Consolidated Financial Data............ 14
Management's Discussion and Analysis............ 15
Business........................................ 19
Management...................................... 24
Executive Compensation.......................... 27
Principal and Selling Shareholders.............. 32
Certain Transactions............................ 34
Description of Securities....................... 35
Plan of Distribution............................ 39
Legal Matters................................... 40
Experts......................................... 40
Where You Can Find
     Additional Information..................... 41
Index to Consolidated Financial
     Statements.................................F-1



-------------------------------------------------------

-------------------------------------------------------




               1,420,000 SHARES OF
                   COMMON STOCK









                 INTELISPAN, INC.








                 ----------------

               P R O S P E C T U S

                 ----------------









                               , 2000
                ---------------




----------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Amended and Restated Articles of Incorporation provide that a director of our company will not be personally liable to our company or our shareholders for monetary damages for conduct as a director, except for

     - acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director,

     - assenting to an unlawful distribution where it is established that the director did not perform the director's duty of loyalty to our company, or

     - any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

     Our articles of incorporation also provide that if the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of our company will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended.

     Our articles of incorporation also provide that we will indemnify and advance expenses, to the fullest extent permitted by the Washington Business Corporation Act, to each person who is a director or officer of our company. This indemnity will not apply if

     - acts or omissions of the director or officer are found to be intentional misconduct or a knowing violation of law,

     - a director assents to an unlawful distribution and it is established that such director did not perform the director's duty of loyalty to our company; or

     - any transaction with respect to which it was found that such director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement.

         SEC registration fee...................................................        $  1,136.36
         Blue Sky fees and expenses.............................................              *
         Accountants' fees and expenses.........................................              *
         Legal fees and expenses................................................              *
         Printing and engraving expenses........................................              *
         Miscellaneous fees.....................................................              *
                                                                                        -----------
              Total.............................................................        $     *
                                                                                        ===========

---------------
*        To be provided by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In November 1996 through September 1997, we as Equipment Leasing & Sales Corporation, or ELSC, issued 3,500,000 shares of common stock to our founders for a total purchase price of $15,250. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

         In February 1997, we, as ELSC, completed an offering in which we issued to approximately 15 accredited investors 266,000 shares of common stock for a total of $53,200. We issued these shares in reliance on an exemption under
Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering and Rule 504 of Regulation D of the General Rules and Regulations under the Securities Act.

         In January 1998, we, as Intelispan Ventures, Inc., or IVI, completed an offering in which we issued to five international investors 1,383,139 shares of Class A common stock for a total purchase price of $600,000. These shareholders received rights to acquire additional Class A and B Shares and incentive warrants to acquire additional Class B shares depending upon the amount of funds raised in our next offering. This offering was completed, in part, to nullify a stock purchase agreement begun in September 1997. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering and Rule 506 of Regulation D of the General Rules and Regulations under the Securities Act.

         In March 1998, we, as IVI, completed an offering in which we issued to 21 accredited investors 1,662,500 shares of Class A common stock for a total purchase price of $3.325 million. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering and Rule 506 of Regulation D of the General Rules and Regulations under the Securities Act.

         In June 1998, we, as ELSC, completed an offering in which we issued to fourteen accredited investors 2,390,000 shares of common stock for a total purchase price of $239,000. We issued these shares in reliance on an exemption under Rule 504 of Regulation D of the General Rules and Regulations Under the Securities Act.

         In July 1998, we, as ELSC, issued 15,235,000 shares of common stock to the shareholders of IVI in connection with the merger of the companies. For each 1,000 shares of common stock held, each IVI shareholder received 884 shares of ELSC. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering and Rule 506 of Regulation D of the General Rules and Regulations Under the Securities Act.

         In September 1998, we completed an offering in which we issued units at a price of $7.50 per unit. Each unit consisted of one share of common stock and a warrant to purchase one-half of a share of common stock. We sold units to eight accredited investors, and as a result issued 341,334 shares of common stock for a total purchase price of $2.56 million. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D of the General Rules and Regulations Under the Securities Act. In August 1999, these eight investors converted their units into Series A 10% Convertible Preferred Stock at $100 per share. Holders of Series A Preferred Stock are entitled to voting rights, and preferences in dividend and liquidation payments over the holders of common stock. See "Description of Securities - Preferred Stock - Series A Preferred Stock." Each share of Series A Preferred Stock is convertible into 50 shares of common stock. In connection with this conversion, we granted the holders of Series A Preferred Stock certain registration rights with respect to the underlying common stock. We issued the Series A Preferred Stock in reliance upon Section 4(2) of the Securities Act and Rule 504 of Regulation D of the General Rules and Regulations under the Securities Act.

         In March 1999, we completed an offering in which we issued to seven accredited investors, one of which was an international investor, 542,001 shares of common stock for a total purchase price of $760,000. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act and Rule 504 of Regulation D of the General Rules and Regulations under the Securities Act.

         In March 1999 and April 1999, we sold notes totaling $206,250 to one international corporate accredited investor. In June, we issued an additional $1,000 promissory note to this investor to extend the maturity date of these notes to October 31, 1999. The investor converted $150,000 of the amounts outstanding into units in our December 1999 offering.

         In July 1999 through October 1999, we sold to two accredited investors an aggregate of $750,000 principal amount of notes. In connection with the issuance of the notes, we issued to the holders warrants to purchase 600,000 shares of common stock at an exercise price of $1.05 per share. At that time, we were anticipating merging with another corporation. If we completed the merger, the notes automatically converted into common stock. The notes were due May 2000, and the principal amount of the notes and accrued interest were converted into units in our private placement during December 1999.

         In October 1999, ComVest, an affiliate of Commonwealth, made available to us up to $1.0 million in a bridge financing. As of December 13, 1999, we had borrowed an aggregate of $595,000 from ComVest and its designees, evidenced by bridge notes, and agreed to convert the bridge notes into units at the closing of the private placement. As a result of the conversion, ComVest and its designees received 5.95 units in the private placement, consisting of 793,331 shares of common stock and unit warrants to purchase 396,669 shares of common stock at an exercise price of $0.75 per share. In connection with the bridge financing, we issued to ComVest and its designees bridge warrants to purchase 10,000,000 shares of common stock at an exercise price of $.01 per share, which ComVest and its designees exercised prior to the closing of the private placement. ComVest sold a portion of the bridge warrants to affiliates of Commonwealth. We issued the bridge notes and bridge warrants in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

         In December 1999, we offered and sold units at a price of $100,000 per unit in a private placement. We offered the units only to persons that were "accredited investors," as defined under the Securities Act and Regulation D promulgated thereunder. Each unit consisted of 133,333 shares of common stock and a warrant to purchase 66,667 shares of common stock at an exercise price of $0.75 per share. As of the date of this filing, we have sold 139.51 units, resulting in the issuance of 18,601,287 shares of common stock and 9,300,713 unit warrants for a total purchase price of $13,951,000. Commonwealth Associates, L.P. is offering the units on behalf of us as the placement agent in the offering on a "best efforts" basis. In connection with this offering, Commonwealth received (i) a commission equal to 7% of the aggregate purchase price of the units sold, and (ii) a structuring fee equal to 3% of the aggregate purchase price of the units sold. We also issued to Commonwealth seven-year agent warrants to purchase, at an exercise price of $0.75 per share, 33.33% of the shares of common stock (a) included in the units sold, and (b) issuable upon exercise of the unit warrants included in the units sold. Pursuant to the sale of 139.51 units, we paid Commonwealth approximately $977,000 in commissions, $419,000 in structuring fees, and issued it 9,300,667 agent warrants. As of the date of the private placement, ComVest, an affiliate of Commonwealth, had lent us approximately $595,000 evidenced by bridge notes. ComVest and its designees converted the bridge notes into 5.95 units in the offering and received 793,331 shares of common stock and unit warrants to purchase 396,669 shares of common stock. We also agreed to convert approximately $1.0 million of other short-term indebtedness and approximately $116,500 of compensation payable to certain directors and officers into units in the offering. We issued the units and agent warrants in reliance on an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act.

ITEM 27. EXHIBITS.

EXHIBIT NO.               DESCRIPTION OF EXHIBIT
-----------               ----------------------
3.1                 Amended and Restated Articles of Incorporation of the
                    Registrant

3.2                 Bylaws of the Registrant*

4.1                 Specimen of Common Stock Certificate*

4.3                 Form of Unit Warrant*

4.4                 Form of Agent Warrant issued to Commonwealth Associates,
                    L.P.*

10.1                Data Communication Products or Services Agreement dated
                    April 9, 1998 (and the Terms and Conditions attached thereto dated February 1998) by and between GridNet International, Inc. and the Registrant*

10.2                Information Technology Supply Agreement dated September 10,
                    1997 between Contego, LLC and Security Domain Pty Limited*

10.3 Strategic Alliance Agreement dated December 11, 1997 by and between Contego, LLC and GridNet International, Inc.*

10.4                Distributor Agreement dated January 15, 1999 between
                    Contego, LLC and the Registrant*

10.5                Software License and Distribution Agreement dated June 18,
                    1998 by and between the Registrant and Cyclone Software
                    Corporation

10.6                Altiga Networks, Inc. Authorized Distributor Agreement dated
                    June 23, 1999 between Altiga Networks, Inc. and the
                    Registrant*

10.7                Performance Equity Plan

10.8                The Registrant's Severance Plan and Summary Plan Description

23.1 Consent of Greenberg Traurig, a partnership of limited liability entities (included in Exhibit 5)*

23.2                Consent of KPMG LLP

23.3                Consents of Proposed Directors

24                  Power of Attorney of Directors and Executive Officers
                    (included on Signature Page of the Registration Statement)

27.1                Financial Data Schedule for Fiscal Year Ended December 31,
                    1997

27.2                Financial Data Schedule for Nine Months Ended September 30,
                    1998

27.3                Financial Data Schedule for Fiscal Year Ended December 31,
                    1998

27.4                Financial Data Schedule for Nine Months Ended September 30,
                    1999

---------------
*    To be filed by amendment.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     For determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Tempe, state of Arizona, on January 7, 2000

                                 INTELISPAN, INC.

                                  By: /s/ Travis Lee Provow
                                     ---------------------------------------
                                       Travis Lee Provow
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Travis Lee Provow and Peter A. Nelson, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Travis Lee Provow
------------------------    President, Chief Executive Officer, and         January 7, 2000
Travis Lee Provow           Director (Principal Executive Officer)

/s/Peter A. Nelson
------------------------
Peter A. Nelson             Vice Chairman of the Board of Directors         January 7, 2000

/s/Brenda S. Plagge
------------------------
Brenda S. Plagge            Controller (Principal Accounting Officer)       January 7, 2000

EXHIBIT NO.                   EXHIBIT INDEX
-----------               ----------------------
3.1                 Amended and Restated Articles of Incorporation of the
                    Registrant

3.2                 Bylaws of the Registrant*

4.1                 Specimen of Common Stock Certificate*

4.3                 Form of Unit Warrant*

4.4                 Form of Agent Warrant issued to Commonwealth Associates,
                    L.P.*

5 Opinion of Greenberg Traurig, a partnership of limited liability entities*

10.1                Data Communication Products or Services Agreement dated
                    April 9, 1998 (and the Terms and Conditions attached thereto dated February 1998) by and between GridNet International, Inc. and the Registrant*

10.2                Information Technology Supply Agreement dated September 10,
                    1997 between Contego, LLC and Security Domain Pty Limited*

10.3 Strategic Alliance Agreement dated December 11, 1997 by and between Contego, LLC and GridNet International, Inc.*

10.4                Distributor Agreement dated January 15, 1999 between
                    Contego, LLC and the Registrant*

10.5                Software License and Distribution Agreement dated June 18,
                    1998 by and between the Registrant and Cyclone Software
                    Corporation

10.6                Altiga Networks, Inc. Authorized Distributor Agreement dated
                    June 23, 1999 between Altiga Networks, Inc. and the
                    Registrant*

10.7                Performance Equity Plan

10.8                The Registrant's Severance Plan and Summary Plan Description

23.1 Consent of Greenberg Traurig, a partnership of limited liability entities (included in Exhibit 5)*

23.2                Consent of KPMG LLP

23.3                Consents of Proposed Directors

24                  Power of Attorney of Directors and Executive Officers
                    (included on Signature Page of the Registration Statement)

27.1                Financial Data Schedule for Fiscal Year Ended December 31,
                    1997

27.2                Financial Data Schedule for Nine Months Ended September 30,
                    1998

27.3                Financial Data Schedule for Fiscal Year Ended December 31,
                    1998

27.4                Financial Data Schedule for Nine Months Ended September 30,
                    1999

---------------
*    To be filed by amendment.